Exhibit 10.1


                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of February 19, 2004, is between COLLECTORS UNIVERSE, INC., a Delaware corporation ("Seller"), and SPECTRUM NUMISMATICS INTERNATIONAL, INC., a California corporation, or its assignee ("Buyer").

                               R E C I T A L S:
                               - - - - - - - -

      A. Seller through unincorporated divisions (the "Divisions") owns and operates (i) a business under the trade name "Bowers & Merena" ("BaM"), which acquires Collectible Coins (as defined below), by purchase or consignment, and conducts internet, in-person and telephonic auctions at which such Collectible Coins are sold and, to a lesser extent, sells Collectible Coins by direct retail sales methods, (ii) a business under the trade name "Kingswood Coin Auctions" ("Kingswood"), which also acquires Collectible Coins, by purchase or consignment, and conducts internet, in-person and telephonic auctions at which such Collectible Coins are sold, and (iii) a business under the trade name "Superior Sports Auctions" ("SSA"), which acquires Collectible Sports Memorabilia (as defined below), by purchase or consignment, and conducts internet, in-person and telephonic auctions at which such Collectible Sports Memorabilia are sold and, to a lesser extent, sells Collectible Sports Memorabilia by direct retail sales methods (collectively, the "Auction Businesses").

      B. Seller desires to sell and Buyer desires to purchase the Auction Businesses and the assets used in connection with the operation of the Auction Businesses that are identified in Section 2.1 hereof, and Buyer desires to license from Seller and Seller is willing to license to Buyer the rights to use certain other assets used in connection with the Auction Businesses as more fully set forth in Sections 2.1 and 2.7, all upon the terms and conditions contained in this Agreement.

      C. Seller also owns and operates other businesses (hereinafter, the "Seller Retained Businesses") that are engaged in (i) the provision of grading and authentication and other services to collectors and dealers of Collectible Coins, collectible stamps, entertainment memorabilia, autographs and other collectibles; and (ii) the acquisition and sale (either by auction or by other means) of entertainment and historical memorabilia, autographs and other collectibles, including Collectible Coins, except that the Seller Retained Businesses do not conduct auctions of Collectible Coins or Sports Memorabilia (other than autographed Sports Memorabilia). Seller is not selling, but is retaining, the Seller Retained Businesses and Seller is not selling, but is licensing to Buyer, the use of certain assets that are used not only in the Auction Businesses, but also in or for the Seller Retained Businesses, all as more fully set forth hereinafter.

      The parties therefore agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      When used in this Agreement, the following terms have the following meanings:

      "Affiliate" means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

      "Auction Business Confidential Information" means information that is owned and used by Seller in the conduct of any of the Auction Businesses and is not publicly available, nor available from sources other than Seller and shall include, without limitation, the Auction Business Records (as defined below); provided, however, that each of the parties hereby acknowledges and agrees that neither the "Auction Business Confidential Information" nor the Auction Business Records (as defined below) shall include any of the following, any and all of which shall constitute (and be referred to hereinafter as) "Seller Retained Information": (a) the Licensed Information (as hereinafter defined); (b) the Proprietary Software, (c) except as otherwise set forth in Section 2.8(18) below, the Third Party Software Programs identified as such in Schedule 2.1(7) hereto and any documentation relating thereto; (d) information relating to the Auction Businesses accounts receivable or the Collectibles Inventory (as defined below), which are being retained by


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Seller and are not being purchased by Buyer; (e) information relating to the
Seller Retained Liabilities (as defined in Section 2.3(1)); (f) the corporate records of Seller, including Seller's tax returns and information and financial data or financial statements prepared, compiled or maintained by or for Seller for purposes or in connection with the preparation of (i) its periodic reports or other filings under the Exchange Act or the Securities Act, (ii) its income or other tax returns or reports, or any other regulatory reports required to be filed by Seller, and (g) the Retained Business Information (as defined below in this Article 1).

      "Auction Business Consignors" means (i) all Persons that consigned any Collectible Coins or Sports Memorabilia for sale at auctions conducted by any of the Auction Businesses prior to the Closing Date, (ii) any other Persons from whom any of the Auction Businesses sought, by written solicitation, to obtain consignments prior to the Closing Date, and (iii) any other Person who consigned Collectible Coins or Collectible Sports Memorabilia to the direct retail sales component of the Auction Businesses.

      "Auction Business Customers" means (i) all Persons that purchased any Collectible Coins or Sports Memorabilia at auctions conducted by, or sold any Collectible Coins or Sports Memorabilia to, any of the Auction Businesses prior to the Closing Date, (ii) any other Persons to which any of the Auction Businesses invited, by written invitation, to participate as purchasers in any of the auctions conducted by any of the Auction Businesses, or from whom any of the Auction Businesses sought, by written solicitation, to purchase any Collectible Coins or Sports Memorabilia, prior to the Closing Date, in each case as reflected in the Auction Business Records (as hereinafter defined), and (iii) and any other Person who purchased Collectible Coins or Collectible Sports Memorabilia from or sold Collectible Coins or Collectible Sports Memorabilia to the direct retail sales component of the Auction Businesses.

      "Auction Business Records" means all business and accounting records in the possession or control of Seller that relate to any of the Auction Businesses, including, without limitation, any such business or accounting records, and website and application content (including all data, files, graphics, text, articles and information used and all backups and associated documentation) on the Auction Businesses websites, and any database relating to or used in the Auction Businesses that is located on or accessible only in conjunction with any of the Third Party Software Programs located on all of the computers or servers listed on Schedule 2.1(11), or that is located on Seller's CUSQL01 server (possession of which records and data shall be transferred to Buyer in the manner described in Section 2.8(18) below); and including, but not limited to, (i) all historical auction records and data (other than the Licensed Information and the Proprietary Software) acquired, created or generated by or for and used in or by the Auction Businesses, such as, but not limited to auction prices realized and sale information, whether in electronic form or otherwise, concerning the previous auctions conducted by the Auction Businesses, any records or information relating to transactions between any of the Auction Businesses, on the one hand, and any Persons who are or were Auction Business Customers, Auction Business Consignors or Auction Business Vendors (even if they also are or were customers or vendors of the Seller Retained Businesses), and historical commission rates charged by or paid to the Auction Businesses by their consignors or customers; (ii) historical auction catalog data and promotional materials used in any of the Auction Businesses; (iii) outstanding proposals made by any of the Auction Businesses to acquire consignments of Collectible Coins or Collectible Sports Memorabilia to consignors or prospective consignors; (iv) any "want lists" of Auction Business Customers maintained by any of the Auction Businesses relating to Collectible Coins or Collectible Sports Memorabilia that their customers have informed them, in writing, that they desire to acquire; (v) the identities of prospective consignors or customers of the Auction Businesses to the extent maintained by any of the Auction Businesses, (vi) all logs of outgoing/incoming emails, (vii) website traffic and (viii) all other information relating to or arising out of the operation of the Auction Businesses. Notwithstanding anything to the contrary contained in this definition or elsewhere in this Agreement, however, the Auction Business Records shall not include any of the information identified in clauses (a) through (g) in the definition of Auction Business Confidential Information set forth above.

      "Buyer Indemnitees" means Buyer, each Affiliate of Buyer, and each of its respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

      "Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant thereto.

      "Collectible Coins" means coins that derive much of their value from their age, physical condition, limited availability or uniqueness, or their association with famous or infamous historical events.


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      "Collectible Sports Memorabilia" means sports cards and sports memorabilia which derive much of their value from their age, physical condition, limited availability or uniqueness, or their association with popular or famous athletes or athletic events.

      "Consent" means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization required to be obtained to enable either of the parties to enter into this Agreement or to consummate the transactions contemplated hereby.

      "Contract" means any agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding.

      "Environmental Law" means any Law relating to the environment, natural resources, or public or employee health and safety, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq., the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Clean Air Act, 33 U.S.C.ss.2601 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq.

      "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant thereto.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and any rules or regulations issued pursuant thereto.

      "GAAP" means generally accepted United States accounting principles.

      "GMAI" means Greg Manning Auctions, Inc., of which Buyer is a wholly-owned subsidiary.

      "Governmental Authority" means any (1) nation, state, county, city, town, village, district, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

      "Hazardous Material" means any substance, material or waste which is regulated under Environmental Law, including, without limitation, any material, substance or waste that is defined as a "hazardous waste," "hazardous material," or "hazardous substance" under any provision of Environmental Law.

      "Indemnifiable Losses" means all out of pocket losses, liabilities, taxes, damages, deficiencies, obligations, fines, out of pocket expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from third party claims, incurred or suffered by an indemnitee, including interest and penalties with respect thereto and reasonable out-of-pocket expenses and reasonable attorneys' and accountants' fees and disbursements incurred in the investigation or defense of any of the same or in asserting or enforcing any of the indemnity's rights hereunder.

      "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

      "Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "Legal Proceeding" means any judicial, administrative or arbitral action, suit, claim, investigation or proceeding, whether at law or in equity, civil or criminal in nature, before a Governmental Authority.

      "Licensed Information" shall mean the identities and contact information (as described in Section 2.1(5) hereof), of the Auction Business Customers, the Auction Business Consignors and the Auction Business Vendors, the

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possession and use of which Information is being licensed by Seller to Buyer pursuant to the Information License Agreement attached as Exhibit 2.1(5) hereto (the "Information License Agreement").

      "Lien" means, with respect to the property of any Person, any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

      "Material Adverse Effect" means:
      -------------------------------

(1) When used with reference to the Auction Businesses, a state of facts, event, consequence, result or change that materially and adversely affects, or would reasonably be expected to affect materially and adversely, the Auction Businesses considered as a whole or the Acquired Assets or the condition (financial or other), or operating results of the Auction Businesses considered as a whole or which would prevent Seller from consummating the transactions contemplated hereby; and

(2) When used with reference to the Buyer, a state of facts, event, consequence, result or change that materially and adversely affects, or would reasonably be expected to affect materially and adversely, the condition (financial or other) or operating results of Buyer or that would prevent Buyer from consummating the transactions contemplated hereby, including Buyer's ability to deliver the GMAI Guaranty (as hereinabove defined).

      "Order" means any award, decision, injunction, judgment, order, ruling, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority.

      "Ordinary Course of Business" means, with respect to an action taken by a Person, that that action is (1) consistent with the past practices of that Person and taken in the ordinary course of the normal day-to-day operations of that Person, and (2) is not required under applicable law to be authorized by the board of directors of that Person (or by any Person or group of Persons exercising similar authority).

      "Permits" means governmental licenses, permits, authorizations, franchises, certificates or rights required to operate the Auction Business.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.

      "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or into or out of any property.

      "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by any Governmental Authority to (1) clean up, remove, treat, or in any other way address any Hazardous Material or other substance, (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (3) perform pre-remedial studies and investigations or post-remedial monitoring, or (4) bring facilities on any property owned, operated or leased by Seller and the facilities located and operations conducted thereon into compliance with all Environmental Laws.

      "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, or advisor of that Person, including legal counsel, accountants, and financial advisors.

      "Retained Business Information" means any information which is or has been used by or in the conduct of any of the Seller Retained Businesses, and not otherwise used by or in the conduct of the Auction Businesses, and which includes, but is not limited to, the following: (i) the identities of and other information about Persons who are or have been customers of one or more of the Seller Retained Businesses, but who are not Auction Business Consignors or Auction Business Customers (as defined below); (ii) information relating to transactions between any of the Seller

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Retained Businesses and any of their respective customers or vendors, even if any such customers or vendors also are or have been Auction Business Consignors or Auction Business Customers or Auction Business Vendors, but excluding information relating to transactions between any of the Auction Grading Businesses and such customers or vendors, which shall constitute Auction Business Confidential Information); (iii) any and all trade names, brand names or trade marks used by Seller (other than the tradenames which are being sold hereunder to Buyer and identified in Schedules 2.1(1), (2) and (3) hereto), (iv) any inventions, trade secrets, know-how (including collectibles grading, authentication and certification techniques) and all other intellectual property of or used in the conduct of or by any of the Seller Retained Businesses and any records, documents or notes relating thereto, (v) all business and strategic plans relating to, and all financial data and financial statements and projections and estimates of future operating results of any of the Seller Retained Businesses; and (vi) all other information relating to or arising out of the operations of any the Seller Retained Businesses, including information relating to Seller's employees, other than those identified in Schedule 5.1 hereto that are hired by and accept employment with Buyer.

      "SEC" means the Securities and Exchange Commission.

      "SEC Reports" means reports, schedules, statements and other documents filed by GMAI with the SEC under the Exchange Act during the period from July 1, 2001 to the date hereof.

      "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and rules or regulations issued pursuant thereto.

      "Seller Indemnitees" means Seller, each Affiliate of Seller, and each of its respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

      "Seller Retained Assets" shall mean the assets of Seller ownership of which is not being sold or transferred to Buyer pursuant to this Agreement.

      "Seller Retained Businesses" means (i) Seller's collectibles grading, authentication or certification businesses, including those operated under the names "PCGS", PSA, PSA-DNA and PSE, (ii) the business operated by Odyssey Publications, Inc., a wholly owned subsidiary of Seller, and (iii) the business operated by David Hall Rare Coins, and also know as "DHRC, currently operated as a division of Seller.

      "Third Party Software" means Navision, Lyris, Webtrends, Keynote (configuration files only), Ipswich Gold, Microsoft Exchange, Goldmine and all configuration files.

                                    ARTICLE 2
                                PURCHASE AND SALE

      2.1 Acquired Assets. Seller will sell to Buyer, and Buyer will purchase from Seller, at Closing (as defined in Section 9.1 herein), all of Seller's rights, title and interests in and to the following assets and properties used in the operation of or otherwise in connection with the Auction Businesses, including the goodwill of such Businesses (collectively, the "Acquired Assets"):

(1) the trade name "Bowers and Merena" and any variation thereof, including, but not limited to, the trade names, "Auctions by Bowers and Merena", "Bowers and Merena Galleries, Inc.", "Bowers and Merena Research, Inc.", and all intellectual property rights and logos to the name "Bowers and Merena" owned by Seller as set forth on Schedule 2.1(1).

(2) the trade name "Kingswood Coin Auctions" and any variation thereof, and all intellectual property rights and logos to the name "Kingswood Coin Auctions" owned by Seller as set forth on Schedule 2.1(2).

(3) the trade name "Superior Sports Auctions" and any variation thereof, and all intellectual property rights and logos to the name "Superior Sports Auctions" owned by Seller as set forth on Schedule 2.1(3).

(4) all post office box addresses and access and the following telephone numbers used in connection with the conduct of the Auction Businesses, which includes: (800) 458-4646, (800) 222-5993 and (888) 337-4492, and
      Buyer's right to retain (at Buyer's expense following the Closing) placement in any directory or advertising

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      associated with such telephone numbers and names of the Auction
      Businesses, and as set forth on Schedule 2.1(4).

(5) The rights to have and to use, on the terms and conditions set forth in the Information License Agreement, a copy of which is attached hereto as
      Exhibit 2.1(5) (the "Information License"), the identities (including name, address, phone number, email address and other contact information), in a Microsoft SQL Server Database format or printed format, of: (i) the Auction Business Customers, who are identified on Schedule 2.1(5)(A) hereto (the "Auction Business Customer List"); (ii) the Auction Business Consignors, who are identified on Schedule 2.1(5)(B) hereto (the "Auction Business Consignor List"); (iii) the Auction Businesses Vendors, who are identified on Schedule 2.1(5)(C) hereto (the "Auction Business Vendor List").

(6) all domain names and web site assets owned by Seller and used exclusively in the conduct of the Auction Businesses, including, without limitation, which are listed on Schedule 2.1(6) hereto (the "Auction Business Website Assets").

(7) a fully paid non-exclusive, non-transferable license entitling Buyer to use, after the Closing, the software programs developed and owned by and proprietary to Seller and used in the conduct of the Auction Businesses, which includes any proprietary software programs used in conjunction with the operation of any of the Auction Business web sites located at the URLs identified in Schedule 2.1(6) hereto, and any related technical manuals and written instructions that were developed or authored by Seller, its employees or otherwise acquired and owned by Seller (collectively the "Proprietary Software"), which consists of all of the software programs identified as "proprietary software" on Schedule 2.1(7) and related technical manuals and written instructions.

(8) all copyrights held by Seller for numismatics books, subject to the retention by Seller of a perpetual royalty free, non-transferable license entitling Seller to copy and insert any or all of such copyrighted material, in whole or in part, into the Seller's web sites for purposes of providing educational and other information to customers and clients of Seller's Retained Businesses (except that Seller may not use any such copyrighted material in connection with Seller's ownership or operation of
      DHRC), provided, however, that this license shall not grant Seller any ownership or other rights in or to any of such copyrighted materials, and provided, further, however, that notwithstanding the restriction on transferability of such license, Seller shall be entitled to transfer such license to any Person to which it may sell or transfer any of the Seller Retained Businesses (whether such sale or transfer is effectuated by a sale of assets, a sale of shares or a merger or other reorganization); and Seller's entire inventory of (i) books offered for sale by BaM, as set forth on Schedule 2.1(8), and (ii) reference books, guides and catalogues identified set forth in Schedule 2.1(8) hereto, which consist of reference books, guides and catalogues used by one or more of the Auction Businesses to catalogue Collectible Coins and Sports Memorabilia (collectively, the "Coin and Collectible Library").

(9) The Auction Business Records (as defined above), whether created by Seller or acquired from any third party, whether in electronic form or hard copy, subject to the right of Seller to retain copies of such Auction Business Records in electronic form or otherwise, as are reasonably necessary for the purpose of defending against or otherwise relevant to, any claims by or against Seller or for any reporting requirements of Seller provided such purposes of or use by Seller are approved by Buyer, which approval shall not be unreasonably withheld or delayed by Buyer and which approval shall be deemed given if Seller has made a written request for copies of any such Auction Business Records and Buyer has failed to notify Seller of its disapproval within ten (10) days thereof.

(10) all of Seller's rights arising from and after the Closing under the Contracts relating to the conduct of the Auction Businesses which Buyer has agreed to assume, a list of which Contracts is set forth on Schedule 2.1(10) hereto (the "Assumed Contracts"), and which include, without limitation, (i) all contractual rights of Seller to hold auctions at contracted venues and to use trade show booths, and the advertising agreements, listed on Schedule 2.1(10) and (ii) the Settlement and Release Agreement dated December 5, 2003, entered into between Seller and Q. David Bowers ("Bowers"), and the New Confidentiality Agreement dated December 23, 2003, also between Seller and Bowers relating to the BaM Auction Business (collectively the "Bowers Agreements"), and (iii) the Settlement and Release Agreement dated December 17, 2003, entered into between Seller and Christine Karstedt ("Karstedt"), and the Confidentiality Agreement dated December 17, 2003, between Seller and Karstedt relating to the BaM Auction Business (collectively, the "Karstedt Agreements").

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(11)  the office furniture, fixtures and equipment identified in Schedule
      2.1(11) hereto, which is utilized by Seller in the Auction Business, including without limitation all office furniture, fixtures and equipment located at 1 Sanctuary Boulevard, Suite 201, Mandeville, Louisiana 70471 and 3191 Logan Valley Road, Traverse City, Michigan 49684 and the "traveling auction show set-up" which consists of the laptop computers and software installed thereon described in Schedule 2.1(11) (the "Tangible Personal Property").

(12) an assignment of the lease to the certain warehouse space, totaling approximately 900 square feet and located at O'Neil Storage, 2061 S. Ritchey Street, Santa Ana, California 92705, where some of the Auction Business Records are maintained.

(13) all of Seller's rights and remedies under warranty or otherwise, against a manufacturer, vendor, or other Person for any defects in any Acquired Asset.

(14) all of Seller's prepaid expenses, all materials (including all promotional materials, images and catalogues) and all work in process of Seller concerning the auctions scheduled to be held after the Closing Date as set forth on Schedule 2.1(14);

(15) all Permits used or required on the operation of the Auction Business if and to the extent that (i) such Permits are assignable under applicable law and (ii) Buyer has obtained any necessary Consents for the assignment thereof by Seller to Buyer. A list of such Permits is set forth in
      Schedule 2.1(15).

(16) the causes of action, claims, suits, proceedings, or demands, of whatsoever nature, of or held by Seller against any third parties arising out of or related to the Auction Businesses and which concern operation of the Auction Businesses after the Closing, all of which are listed on
      Schedule 2.1(16) (the "Assigned Claims").

(17) all promotional materials, photographs and images and stationary, that have been used by Seller in the conduct of any of the Auction Businesses.

(18)  all goodwill associated with the Auction Businesses and the Acquired
      Assets

(19) the items of intellectual property and other intangible assets used by Seller exclusively in the conduct of the Auction Businesses and listed in
      Schedule 2.1(19) hereto.

(20)  Any other assets of Seller that are not identified above in this Section
      2.1 that are used by Seller in the conduct of the Auction Businesses and which are reasonably necessary for the conduct of the Auction Businesses in the manner and to the extent to which Seller has conducted it prior to the Closing; provided that, in no event shall these other assets include
      (i) any of the assets included among the Excluded Assets as set forth in
      Section 2.2, (ii) the Seller Retained Information or (iii) the Retained Business Information.

      2.2 Excluded Assets. Seller shall retain and not sell to Buyer, and Buyer will not purchase from Seller: (i) any of the Seller Retained Assets, and (ii) except for the rights being granted to Buyer under the Information License, any of the Licensed Information (collectively, the "Excluded Assets"), which shall include, without limitation:

(1) all of Seller's inventory of Collectible Coins and Sports Memorabilia (the "Auction Businesses' Inventory").

(2) all of Seller's accounts, notes and other receivables and any other rights to payment, that arose, or may arise between the date hereof and the Closing, out of any of the operations of any of the Auction Businesses, including amounts payable by any insurers or under any manufacturer, supplier or vendor or consignor warranties, whether or not accrued and whether or not billed, and all of the proceeds thereof (collectively, the "Auction Business Accounts Receivable"), other than (i) the Auction Advances which Buyer has approved pursuant to Section 2.8(7), and (ii) the customer accounts outstanding as of the Closing Date under the BaM customer portfolio program described in Schedule 2.7(8) hereto (the "CPP Accounts"), which are being acquired by Buyer pursuant to Section 2.7(8) hereof, subject to the rights of Buyer as set forth in Paragraph 2.8(7)(b) below.

(3) Seller's cash on hand or in transit, bank deposits, and all of Seller's cash equivalents and securities or other investments.

(4) all books, records, files, and other documents relating to any of the Seller Retained Businesses or any of the operations thereof or included as part of the Licensed Information;

(5)   all office furniture and equipment not acquired by Buyer pursuant to
      Section 2.1(11);

(6) Except for the rights being granted to Buyer under the Software License Agreement, the Proprietary Software; and Seller's web site assets (other than the website assets identified in Section A of Schedule 2.1(6), and the Proprietary Software identified in Schedule 2.1(7) that is used in conjunction with the operation of the Auction Businesses, which are being transferred or licensed to Buyer); and

(7)   all other assets of Seller not identified as Acquired Assets in Section
      2.1 hereto.

      2.3   Assumption of Liabilities and Obligations.

(1) Retained Liabilities. Except for the Buyer Assumed Obligations set forth or referenced in Section 2.3(2) below, Seller shall retain and perform or otherwise discharge when due in accordance with their terms (without any liability, cost or expense to Buyer), the following liabilities or obligations, whether known or unknown, fixed or contingent, matured or unmatured, certain or uncertain, disclosed or undisclosed (the "Seller Retained Liabilities"): (i) obligations and liabilities of Seller, including those of the Auction Businesses, that have or will have arisen prior to the Closing Date, including without limitation, all liabilities or obligations of Seller resulting from Seller's activities in operating the Auction Business prior to the Closing Date, and (ii) the obligations and liabilities of Seller arising from and after the Closing Date, other than the Buyer Assumed Obligations.

(2) Assumed Obligations. Notwithstanding Section 2.3(1) above, on the Closing Date Buyer shall assume, and from and after the Closing Date Buyer shall be responsible for and shall discharge when due, in accordance with their terms (without any liability, cost or expense to Seller) only the following described obligations and liabilities: (i) the executory obligations arising from or after the Closing Date under the Assumed Contracts which are identified in Schedule 2.1(10) hereto, including the obligations to conduct the auctions that, but for this Agreement, Seller would have been obligated to conduct under any of the Assumed Contracts,
      (ii) all obligations and liabilities arising out of or in connection with or resulting from Buyer's ownership and operation of the Auction Businesses after the Closing Date, and (iii) the additional obligations identified on Schedule 2.3(2) hereto (collectively, the "Buyer Assumed Obligations"). Buyer is not assuming and is not responsible for any obligations or liabilities of any nature that are not Buyer Assumed Obligations.

      2.4 Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") is Two Million Five Hundred Ten Thousand Dollars ($2,510,000.00). Buyer shall pay the Purchase Price as follows:

(1) At the Closing, Buyer shall pay to Seller the amount of One Million Twenty Five Thousand Dollars ($1,025,000.00) (the "Initial Payment"), by wire transfer of funds to a bank account designated by Seller at least three
      (3) business days prior to the Closing Date;

(2) Buyer shall pay Seller the amount of Nine Hundred Twenty Two Thousand Five Hundred Dollars ($922,500) (the "Second Payment") on the earlier of the following two dates (the "Second Payment Date"): (i) the one hundredth twenty (120th) day following the Closing Date or (ii) the third (3rd) business day following the date that the Seller Financial Statements have been delivered to Buyer and the Proprietary Software has been installed on Buyer's computer systems and servers at its headquarters offices in Irvine, California and has passed the acceptance testing protocols described in Schedule 2.4(2) hereof (the "Software Installation"), by wire transfer of funds to a bank account designated by Seller at least three
      (3) business days prior to the anticipated Second Payment Date;

(3) Buyer shall pay Seller the amount of One Hundred Two Thousand Five Hundred Dollars ($102,500) (the "Third Payment") on the date the Proprietary Software is first used successfully by Buyer in a live collectibles auction, as more fully described on Schedule 2.4(3) hereto, which payment shall be made by wire transfer of funds to a bank account designated by Seller at least within three (3) business days following such successful use.

(4) Buyer shall pay Seller the amount of Four Hundred Sixty Thousand Dollars ($460,000.00) (the "Fourth Payment") on the first (1st) anniversary of the Closing Date, by wire transfer of funds to a bank account designated by Seller at least three (3) business days prior to the that anniversary.

The obligation of Buyer to pay the Second Payment, Third Payment and Fourth Payment to Seller shall be evidenced by Buyer's promissory notes in the forms attached hereto as Exhibits 2.4(A), 2.4(B) and 2.4(C), respectively, (collectively, the "Buyer Promissory Notes"), which shall be executed and delivered by Buyer to Seller at the Closing.

      2.5   Contingent Purchase Price.

(1) As additional consideration for Seller's sale of the Auction Businesses and Acquired Assets to Buyer, Buyer shall pay Seller two (2) additional payments (the "Earnout Payments") determined by the performance of the Auction Businesses during each of the two (2) twelve (12) month periods commencing on the Closing Date (each an "Earnout Period"). Each Earnout Payment shall be equal to three percent (3%) of the amount by which the Net Revenues (as defined herein) of the Auction Businesses in each Earnout Period exceed Forty Million Dollars ($40,000,000.00). "Net Revenues" for each Earnout Period shall mean the (i) subject to the exception set forth below in this Section 2.5(1), the sum of the actual purchase prices paid by Buyer or any of its Affiliates for Collectible Coins and Collectible Sports Memorabilia that (A) are purchased by Buyer or any of its Affiliates during such Earnout Period from any of the Auction Business Customers or Auction Business Consignors listed on the Auction Business Customer List or the Auction Business Consignor List and who were not also Buyer Pre-Closing Customers (as defined herein) and which (B) are not sold at auctions conducted by the Auction Businesses during the Earnout Period (the "Collectibles Purchases"), plus (ii) the aggregate gross sales prices, or "hammer" prices, of all Collectible Coins or Sports Memorabilia sold by any of the Auction Businesses at any auctions conducted by the Auction Businesses during such Earnout Period (the "Auction Business Sales Revenues"), which shall be determined in accordance with GAAP. Notwithstanding the foregoing, however, purchases of Collectible Coins and Collectible Sports Memorabilia in either Earnout Period from any Buyer Pre-Closing Customers (as hereinafter defined) shall be excluded from the determination of Net Revenues for such Period. For purposes hereof "Buyer Pre-Closing Customers" shall mean Persons who were known to Buyer or any of its Affiliates and identified on a customer list maintained in the ordinary course of business by Buyer or any of its Affiliates prior to the Closing Date. Not later than the Closing Date, Buyer shall deliver or cause to be delivered to its independent public accountants (the "Buyer's Accountants") an accurate list of the Buyer Pre-Closing Customers, which shall be maintained by such accountants until one (1) year after the expiration of the second of the two Earnout Periods.

(2) Buyer agrees to maintain, throughout the Earnout Periods and for at least one year thereafter, complete and accurate books, records and accounts needed to enable determinations to be made, without undue effort and expense, of the Collectibles Purchases made by Buyer or any of its Affiliates and the Auction Business Sales Revenues generated during each of the Earnout Periods. Within sixty (60) days following the end of each Earnout Period Buyer shall submit to Seller a written report setting forth the amounts of the Collectibles Purchases made and Auction Business Sales Revenues generated during such Earnout Period, in each case determined in the manner set forth in Section 2.5(1) above and a calculation of the Earnout Payment, if any, due for such Period (an "Earnout Report"). The Earnout Report also shall be accompanied by a certification, signed by the President or Chief Financial Officer of Buyer, in their capacities as such and on behalf of Buyer, certifying that the information contained in the Earnout Report is accurate and complete in all material respects and that the determinations of the Collectibles Purchases made and Auction Business Sales Revenues and of the Earnout Payment, if any, due Seller, were made in accordance with Section 2.5(1). In the event that an Earnout Report shows that an Earnout Payment is due to Seller, such payment shall be made by bank cashiers check payable to the order of Seller concurrently with the issuance of the Earnout Report.

(3) Seller shall have a period of sixty days (60) days after the receipt of each Earnout Report within which to have its outside accountants review Buyer's books and records related to the preparation of the Earnout Report on a confidential basis to verify the correctness and completeness of the information contained in the Earnout Report. Buyer and Seller acknowledge the confidential nature of Buyer's books and records, accordingly Buyer shall only make such books and records, available for inspection by Seller's outside accountants who agree to be bound by a written confidentiality agreement, at Buyer's principal offices in Irvine, California and shall cooperate with Seller's independent public accountants with such review. Buyer's books and records shall not be disclosed or made available to Seller. If Seller's outside accountants believe that any of Buyer's determinations as to the Auction Business Sales Revenues or Collectibles Purchases or the Earnout Payment set forth in Buyer's Earnout Report was not correct and that Seller is entitled to a Earnout Payment (in the event Buyer's Earnout Report indicated that no such Payment was due) or a Earnout Payment greater in amount than was shown in that Report, Seller shall have until the ninetieth (90th) day following its receipt of Buyer's Earnout Report (the "Deficiency Notice Deadline") to provide Buyer with a written notice (a "Deficiency Notice"), specifying the amount of the Earnout Payment that Seller believes was properly due it for the Earnout Period to which that Report relates, together with a written statement setting forth the basis for such belief. If Seller fails to provide a Deficiency Notice by the Deficiency Notice Deadline, Buyer's determination of the Auction Business Revenues and the Collectibles Purchases, and the resulting Earnout Payment (if any) for such Earnout Period shall be final and binding on the parties and Seller shall be deemed to have accepted and shall not be entitled thereafter to dispute the information contained in the Buyer Earnout Report for such Earnout Period or to have access to Buyer's books and records for purposes of asserting any dispute. If, on the other hand, such a Deficiency Notice is provided to Buyer by Seller on or prior to the Deficiency Notice Deadline, Buyer shall have a period of thirty (30) days following its receipt of such Deficiency Notice to review same, and if Buyer does not agree with Seller's determinations, to provide Seller a written notice (a "Dispute Notice") specifying what Buyer believes were the amounts of the Auction Business Sales Revenue and Collectibles Purchases for the relevant Earnout Period and the amount of the Earnout Payment (if any) that Buyer believes is due Seller. Failure by Buyer to provide Seller with a Dispute Notice within that 30-day period shall constitute Buyer's acceptance of Seller's determination of the amount of the Earnout Payment as set forth in Seller's Deficiency Notice and, in that event Seller's determination shall be final and binding on and nonappealable by the parties.

(4) If Buyer has disputed Seller's determination of the amount of the Earnout Payment set forth in a Seller Deficiency Notice, as aforesaid, then during the succeeding fifteen (15) days the parties shall attempt in good faith to resolve their differences by mutual agreement. If they are not able to do so, then each of Seller and Buyer shall have a period of thirty (30) days thereafter within which to notify the other, in writing, that it desires to have the dispute resolved by binding resolution. In that event, within the next succeeding ten (10) days, the parties by mutual agreement shall select an accounting firm to resolve the dispute (the "Review Accountant") who shall enter into a written confidentiality agreement with Buyer for this purpose, or, if the parties cannot agree on the Review Accountant within such ten (10) days, the Review Accountant shall be selected by mutual agreement of the parties' respective independent public accountants. The determination of the Review Accountant shall be final and binding on and non-appealable by the parties. If it is finally determined, either by mutual agreement of the parties or by the Review Accountant that Buyer underpaid the amount of the Earnout Payment due Seller (a "Payment Shortfall"), then within the succeeding ten (10) days Buyer shall pay that Payment Shortfall to Seller plus accrued interest thereon from the date of the underpayment at 10% per annum and, if the amount of the disputed Earnout Payment originally paid by Buyer was less than ninety-five percent (95%) of the amount of the Earnout Payment finally determined to be due by Buyer to Seller, Buyer also shall reimburse Seller for the reasonable fees and expenses incurred by Seller (including the fees and expenses of its outside accountant) in connection with the review of Buyer's books and records that led to the determination of the Payment Shortfall. If the Review Accountant determines, instead, that there was no Payment Shortfall, then, no additional amount shall be due by Buyer to Seller. The fees and expenses of the Review Accountant shall be paid by the losing party in the dispute. The prevailing party shall be the Seller if the Review Accountant determines that there was a Payment Shortfall in excess of five percent (5%) or ten thousand dollars ($10,000.00), whichever is greater, and shall, instead, be the Buyer if the Review Accountant determines that the Payment Shortfall is less than five percent (5%), or ten thousand dollars ($10,000.00), whichever is less. Notwithstanding any term of this Section to the contrary, the Review Accountant shall not determine any issue of interpretation of this Agreement and shall only provide accounting determinations. The determinations of the Review Accountant shall be final, binding and conclusive upon the parties.

      2.6   Purchase Price Allocation.  The parties shall do the following:

(1)   allocate the Purchase Price among the Acquired Assets in accordance with
      Section 1060 of the Code and the regulations thereunder; and

(2) reflect the allocation of the Purchase Price as set forth on Schedule 2.6(2) on a completed Internal Revenue Service Form 8594.

      2.7 Transaction Documents. It is a condition to consummation of the transactions contemplated by this Agreement that the parties to or signatories of the following agreements and other documents (together with this Agreement, the "Transaction Documents") execute and deliver them at or on the Closing Date:

(1) the Promissory Notes in the forms of Exhibits 2.4(A), 2.4(B) and 2.4(C) hereto;

(2) A Guaranty Agreement in the form of Exhibit 2.7(2) hereto (the "Guaranty"), to be executed and delivered at Closing by GMAI, guaranteeing
      (i) the due and punctual payment of all amounts that Buyer is or becomes obligated to pay to Seller pursuant to either of the Buyer Promissory Notes, and (ii) the full, faithful and timely payment of the Assumed Obligations that require the payment of any monies to third parties, including the payment of amounts that become due and payable to Auction Business Consignors under or pursuant to the Consignment Agreements assumed by Buyer.

(3) An assignment and assumption agreement in the form of Exhibit 2.7(3) (the "Assignment and Assumption Agreement"), pursuant to which Seller shall assign the Assumed Contracts to Buyer and Buyer shall expressly assume and agree to perform when due, the Buyer Assumed Obligations.

(4) any deeds, assignments, assignment of trademark, bills of sale, certificates of title and other instruments of transfer and conveyance as are reasonably necessary to convey to Buyer good and marketable title to the Acquired Assets and are satisfactory to Buyers counsel.

(5)   the Non-Competition Agreement between Buyer and Seller in the form of
      Exhibit 2.7(5);

(6) a Software License Agreement in the form of Exhibit 2.7(6) hereto, pursuant to which Seller shall license Buyer to use the Proprietary Software;

(7)   The Information License Agreement in the form of Exhibit 2.1(5);

(8)   An Assignment of Copyrights in the form of Exhibit 2.7(8) hereto;

(9) the Transitional Services Agreement in the form of Exhibit 2.7(9) hereto, which shall, among other things, set forth the obligations of Seller with respect to the installation of and the provision of post-closing technical support with respect to, the Proprietary Software; and

(10) any other document reasonably required by Buyer or Seller to better evidence or effectuate the transactions contemplated by this Agreement, including the matters set forth in Section 2.8 below.

      2.8   Certain Other Agreements:

(1) Confidentiality. Except as otherwise set forth in Section 2.1(9) above or below in this Section 2.8(1), Seller shall not, without the prior written consent of Buyer, retain, use, reveal or make accessible to any Person any of the Auction Business Confidential Information (as hereinabove defined). For purposes of this Section 2.8(1), the term "Auction Business Confidential Information" does not include any information that is already available to the public or becomes available to the public or from third parties other than by means of a breach of this Section 2.8(1). In addition, Seller may, without breaching this Section 2.8(1), disclose any Auction Business Confidential Information that it is required to disclose pursuant to any subpoena or other legal process served on Seller or any of its Affiliates or Representatives or pursuant to any Laws applicable to Seller or any of its Affiliates, provided that Seller shall promptly notify Buyer of its receipt of any such subpoena or other legal process or its determination that it is required to disclose any Auction Business Confidential Information under any applicable Law, and identifying the information to be so disclosed and, at the expense of Buyer, Seller shall provide Buyer with such reasonable cooperation as Buyer may request of Seller in any efforts by Buyer to quash any such subpoena or other legal process or obtain a protective order with respect to the Auction Business Confidential Information to be so disclosed.

(2) Use of Auction Business Trade Names by Seller. Except as specifically set forth in this Agreement, upon consummation of the transactions contemplated by this Agreement, Seller shall not, directly or indirectly, use or do business, or allow any of its Affiliates to use or do business, or knowingly assist any Person in using or doing business, under the names "Bowers and Merena", "Kingswood Coin Auctions", Superior Sports Auctions" or any derivation thereof or name confusingly similar thereto; it being acknowledged and agreed that the Bowers Agreements, copies of which have been previously furnished to Buyer's counsel, entitles Bowers to use his name in connection with his involvement in auction businesses in the manner and to the extent set forth in those Agreements. This provision shall survive the Closing.

(3) Use of Customer and Consignor Lists. Upon consummation of the transactions contemplated by this Agreement and for the duration of the Confidentiality Period specified in the Non-Competition Agreement, neither Seller nor any of its Affiliates (as defined in the Non-Competition Agreement), may use or transfer the information contained in the Auction Business Customer List, the Auction Business Consignor List or the Auction Business Vendor List in connection with the conduct of any business engaged in the auctioning of Collectible Coins or Collectible Sports Memorabilia, except as may be permitted by the Non-Competition Agreement. Seller will be liable for any action by any of its Affiliates (as defined in the Non-Competition Agreement) inconsistent with this Section 2.8(3) and the Non-Competition Agreement. This provision shall survive the Closing.

(4)   Proprietary Software and Licensed Information.

      (a) Seller has developed the Proprietary Software used in connection with the conduct of the Auction Businesses, as described in
            Schedule 2.1(7) hereto. As provided in Section 2.1(7) above, Seller is granting to Buyer and its Affiliates a non-exclusive, fully paid, irrevocable, royalty free license to use such Proprietary Software, without charge, from and after the Closing. Buyer understands and agrees that the Proprietary Software was developed by Seller to operate as part of its computer systems which were designed to be used in connection not only with the conduct of the Auction Businesses, but also the conduct of Seller's Retained Businesses, Seller shall continue to be the owner of and will continue to use the Proprietary Software, without restriction, provided it may not license its use in connection with the conduct of any business engaged in the auctioning of Collectible Coins or Collectible Sports Memorabilia. Seller, with the cooperation of Buyer, shall install and test the Proprietary Software, in accordance with the Transitional Services Agreement, on the servers identified in
            Schedule 2.1(11) which Buyer is acquiring hereunder as part of the Acquired Assets, Buyer's SQL server and other Buyer-owned servers to be used by Buyer in the conduct of the Auction Businesses, at Buyer offices in Irvine, California. For this purpose Buyer and Seller shall cooperate with each other in all reasonable respects to facilitate the completion of this work without undue delay and without materially interfering with Buyer's business.

      (b) Licensed Information. Seller uses the Licensed Information in connection not only with the Auction Businesses, but also in connection with one or more of its Retained Businesses. As provided in Section 2.1(5) above, Seller is granting to Buyer and its Affiliates the Information License. Buyer understands and agrees that Seller shall continue to be the owner of and will continue to use the Licensed Information subject to the restrictions contained in the Non-Competition Agreement.

(5) Bulk Transfer Laws. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets to Buyer pursuant to this Agreement; provided, however, that nothing in this Section 2.8(5) will be construed (i) as indicating that either Buyer or Seller has determined that any bulk sale or bulk transfer law is applicable to the sale of the Acquired Assets, or (ii) as diminishing Seller's obligation to pay the Seller Retained Liabilities.

(6) Inventory. Seller may, in its sole discretion (but shall have no obligation to) consign any of the Auction Business Inventory for sale by Buyer through the ordinary course of the conduct of the Auction Businesses, in which event Buyer shall, within thirty (30) days after the consummation of any sales of any of the Collectibles Inventory consigned by Seller to Buyer, pay Seller an amount equal to one hundred seven percent (107%) of the aggregate gross sales or "hammer" prices at which such Collectible Inventory is sold. Should any of the Collectibles Inventory be consigned to Buyer, the parties shall enter into Buyer's standard form consignment agreement, without advancement, for this purpose, a copy of which agreement is attached hereto as Exhibit 2.8(6).

(7)   Auction Advances and CPP Accounts.

      (a) Not later than February 26, 2004, Buyer shall purchase from Seller one hundred percent (100%) of the aggregate principal amount of the auction advances made by Seller to Auction Business Consignors for auctions scheduled to be conducted by any of the Auction Business after the Closing Date (the "Auction Advances"), other than those of the Auction Advances that Buyer notifies Seller on or prior to February 26, 2004, it has elected not to purchase (the "Disapproved Advances"). A list of all open Auction Advances is set forth in Schedule 2.8(7) hereto. The purchase price payable for each such Advance which shall be paid to Seller (in addition to the Initial Payment payable to Seller pursuant to Section 2.4(1) hereof) by no later than February 26, 2004, shall be an amount equal to the sum of (i) the principal face amount thereof and (ii) all interest accrued thereon, at the rate agreed to be paid by the consignor to whom the Advance was made, from the date of the Advance to the Closing Date. Buyer shall not be entitled to assume the Consignment Contract or take possession of the Collectibles consigned as security for any Disapproved Advance without the consent of the Seller, which if such consent is not provided shall instead be retained by Seller. Seller shall be entitled to consign the Collectibles securing any Disapproved Advance to Buyer for sale at the next Collectible Coin or Sports Memorabilia auction (as appropriate) to be conducted by Buyer or any of its Affiliates following the Closing or to any auction conducted by any Person other than Seller as Seller may elect in its sole and absolute discretion.

      (b) On the Closing Date, Buyer shall purchase from Seller the credit balances of the CPP Accounts, as reviewed and approved by Buyer, for a price (that shall be paid at Closing in addition to the other payments to be made to Seller at the Closing), equal to the aggregate amount of the credit balances in such Accounts as of the Closing Date (the "Net Amount"). In the event that the Net Amount is a negative number, no payment shall be due by Buyer to Seller for such CPP Accounts and, instead, Seller shall pay to Buyer an amount equal to that negative number.

      (c) Until the first (1st) anniversary of the Closing Date, Buyer shall have the right, on the terms and conditions set forth hereinafter in this Paragraph 2.8(7)(c), to return to Seller any CPP Account purchased by Buyer pursuant to Paragraph 2.8(7)(b) above, that has a debit balance that has not been or will not be, in the sole determination of Buyer, collected by Buyer ("Delinquent CPP Accounts"). Buyer shall notify Seller of any such Delinquent CPP Accounts that it desires to return to Seller, not later than the first anniversary of the Closing Date, together with the following information in writing: (i) the name, address and any other contact information of the Delinquent CPP Account debtor, (ii) the beginning balance of such Delinquent CPP Account, as set forth on Schedule 2.8 (7), reduced by and showing details of any cash receipts received by Buyer and properly applied to such Delinquent CPP Account, (iii) the net debit balance that is or is deemed to be uncollectible by Buyer and
            (iv) any correspondence or other communications that may have been received by Buyer from the Delinquent CPP Account debtor relating to the Account or asserting any set-offs against or objections or defenses to its payment obligation. Within ten
            (10) days of receipt of such notice by Seller, Seller shall pay to Buyer an amount equal to the net debit balance as shown on such notice, in return for which Buyer shall assign, in writing, to Seller all of Buyer's rights in and to such Delinquent CPP Account, including all rights to recover the debit balance from the Delinquent CPP Account debtor and transfer to Seller all documents and instruments relating to such Account in the possession or control of Buyer. In the event that, after the repurchase by Seller of any Delinquent CPP Account, Buyer receives any payment from the Delinquent CPP Account debtor in respect of the debit balance for which Buyer has been paid by Seller, within ten (10) days thereafter Buyer shall notify Seller thereof and pay to Seller an amount equal to the payment received from such CCP Account debtor. Notwithstanding the foregoing, if it is determined that the Delinquent Account debtor was entitled to any defenses or set-offs to its obligation to pay the debit balance solely arising out of any transactions between such account debtor and Buyer or any actions of Buyer, then Seller shall be entitled to receive a refund of the net debit balance theretofore paid by Seller to Buyer in respect of such Delinquent CPP Account.

(8) Transitional Services Agreement. At the Closing, Seller shall enter into a Transitional Services Agreement in the form of Exhibit 2.7(9) hereto with the Buyer, pursuant to which Seller shall provide Buyer with the services described therein for the period specified therein following the Closing.

(9) Contingent Increase in Purchase Price. If Buyer sells or otherwise disposes of all or substantially all of the Acquired Assets to a non-Affiliate within two (2) years after the Closing Date (a "Third Party Sale"), then Buyer shall pay Seller at the Closing of such Third Party Sale, the sum of Five Hundred Thousand Dollars ($500,000.00), as additional consideration attributable to the Acquired Assets and in full satisfaction of the Contingent Consideration otherwise due Seller pursuant to Section 2.5 hereof. For purposes hereof, a sale of more than 50% of the voting stock of Buyer within such two-year period shall constitute a Third Party Sale.

(10) Grading Services. For a period of two (2) years following the Closing Date (the "Grading Service Term"), Seller agrees to provide "crossover grading" and authentication services of Collectible Coins and sports cards to the Auction Businesses at a fixed rate of Five Dollars ($5.00) per item. Seller agrees to use its reasonable best efforts to complete such "crossover grading" services within five (5) days of Seller's physical receipt, at Seller's premises in Santa Ana, California, of Collectible Coins or sports cards submitted to Seller by any of the Auction Businesses for grading or authentication. Notwithstanding the foregoing, Seller shall not be required to provide such grading and authentication services to more than two thousand (2,000) Collectible Coins or more than two thousand (2,000) sports cards submitted by the Auction Businesses during any three
      (3) month period during the Grading Service Term. In all other respects the grading and authentication of Collectible Coins and sports cards for the Auction Business shall be subject to the terms and conditions applicable to the provision by Seller of grading and authentication generally.

(11) Further Assurances. Each party hereto shall execute and deliver after the date hereof such instruments and take such other actions as the other party may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

(12) Transaction Expenses. Each party shall pay all of the respective costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in carrying out and closing the transactions contemplated by this Agreement.

(13) Liability for Transfer Taxes. Buyer shall be responsible for the timely payment of and shall indemnify and hold Seller harmless from and against all sales, use, documentary, gross receipts, transfer, conveyance, excise, recording, and other similar taxes and fees (the "Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, all of which shall constitute Assumed Obligations within the meaning of Section 2.3(2) of this Agreement.

(14) Forwarding. Seller agrees to promptly forward to Buyer, at Buyer's offices in Irvine California, all mail, other communications, packages addressed to and belonging to any of the Auction Businesses, including any Collectible Coins that are being consigned for sale by any of the Auction Businesses received by Seller after the Closing Date, other than mail, communications or packages relating to transactions that occurred or matters that arose prior to the Closing Date and do not concern the auctions scheduled to be conducted after the Closing date or relating to any of the Excluded Assets. All such consigned Collectible Coins received by Seller after the Closing Date will be shipped to Buyer prepaid and insured. This provision shall apply to any such items received at 1 Sanctuary Boulevard, Suite 201, Mandeville, Louisiana 70471 after the expiration of the Transitional Services Agreement.

A. (15) Click Through. Commencing on the Closing Date and continuing until July 31, 2004, Seller will maintain on the home page of its website, a "click through" link solely to the websites maintained by Buyer for its operation of the Auction Businesses, provided that, Seller may, at its sole discretion, identify on the home page where such link is located that such Auction Businesses are not owned or affiliated with Seller and that Seller has no responsibility for any of the content contained thereon. Buyer shall not advertise any of Seller's websites other than the Auction Business web sites and shall not advertise to direct Internet connections to the home page or web sites of Seller.

(16) Reports. On or prior to the Closing, Seller shall deliver the following reports to the Buyer: (i) a report of all auction sales of Collectible Coins or Collectible Sports Memorabilia made by the Auction

      Businesses during the prior 12 months, which report shall contain the information set forth on the invoices issued to the purchasers of such Collectible Coins or Collectible Sports Memorabilia; (ii) the Auction Business Customers that sold Collectible Coins or Collectible Sports Memorabilia to the Auction Businesses during the prior 12 months and the aggregate dollar amount of the purchases made by the Auction Businesses from each such Customer during such 12 month period; and (iii) a summary of all consignments for future auctions to be conducted by any of the Auction Businesses, including the name, address, description of goods consigned and the terms. It is hereby acknowledged and agreed that any information in such reports that identify any Customers or Consignors names, addresses, phone numbers or other contact information shall constitute part of the Licensed Information which shall be subject to the Information License Agreement.

(17) Auction Businesses Financial Statements. Seller shall deliver or cause to be delivered to Buyer no later than sixty (60) days after the Closing Date , a (i) a balance sheet for the Auction Businesses at June 30, 2002 and June 30, 2003; and (ii) a statement of operations and cash flows for the Auction Businesses for the periods ended June 30, 2002 and June 30, 2003, and all footnote disclosures together with an audit report thereon by D&T prepared in accordance with USGAAP; and (iii) unaudited interim financial statements, which shall include a balance sheet at December 31, 2002 and December 31, 2003 and a statement of operations and cash flows for the period July 31, 2002 through December 31, 2002 and for the period July 1, 2003 through December 31, 2003 for the Auction Businesses with related footnote disclosures (the "Auction Businesses Financial Statements). For this purpose Seller shall engage Deloitte & Touche, LLP ("D&T"), shall pay the fees and expenses of D&T, to prepare the Auction Business Financial Statements and obtain D&T's consent for Buyer to include D&T's audit report of the Auction Business Financial Statements in the filing of its Form 8-K. Such Financial Statements shall be prepared in the form required, for historical financial statements of acquired businesses, by the instructions to Item 7 of Form 8-K under the Exchange Act. The Auction Businesses Financial Statements shall not include and D&T shall not be preparing any pro forma financial data required to be filed pursuant to
      Item 7 of Form 8-K. Seller agrees to make available to D&T, promptly on their request, all internally prepared financial statements and related workpapers in the possession of Seller relating to the operations or financial condition of the Auction Businesses for the periods and as of the dates covered by the Auction Businesses Financial Statements and shall otherwise cooperate with D&T with respect to the preparation thereof, with the objective of completing the Auction Businesses Financial Statements by no later than sixty (60) days after the Closing Date. Seller shall cooperate with Buyer in connection with the preparation of its 8-K, including causing D&T's cooperation and access by Buyer to D&T's work papers, as Buyer may reasonably request. Buyer also agrees to provide such cooperation to D&T in connection with the preparation of the Auction Businesses Financial Statements as D&T may reasonably request.

(18) Transfer of Possession of Auction Business Records and Proprietary Software. The transfer of possession of the Auction Business Records and Proprietary Software by Seller to Buyer shall be effectuated in the following manner:

      (a) Except as otherwise provided below in this Section 2.8(18), the computers and servers identified on Schedule 2(11) shall contain the Auction Business Records and Proprietary Software at the time as such computers are delivered to Buyer or such servers are moved from Seller's offices to Buyer's offices in Irvine, California pursuant to the Transition Services Agreement (the "TSA");

      (b) The data on Seller's CUSQL01 server will be ported and downloaded to Buyer's SQL server pursuant to the TSA; provided that Buyer has first purchased, installed and made operational that server at its offices in Irvine, California;

      (c) Certain of the Auction Business Records are contained on and cannot be accessed or used except in conjunction with one or more of the Third Party Software Programs. Buyer will be obtaining, at its expense, licenses to use such Third Party Software Programs from the owners thereof. Provided that Buyer has first delivered to Seller such evidence as Seller may reasonably request that Buyer has obtained such licenses and that is entitled to use such Third Party Software Programs pursuant thereto, Seller shall transfer the number of copies supported by the Third Party Software Program licenses obtained by Buyer, in the configuration that it is being used by Seller in the conduct of the Auction Businesses, to Buyer at the time and in the manner set forth in the TSA.

      (d) The parties shall fully cooperate with each other in connection with the transfer to Buyer of possession of the Auction Business Records, Proprietary Software and, in accordance with Paragraph (c) of this
            Section 2.8(18), a copy of each of the Third Party Software Programs for which Buyer has obtained the necessary license.

                                    ARTICLE 3
                             SELLER REPRESENTATIONS

      Seller represents to Buyer as of the date of this Agreement, subject to the disclosures set forth in Schedules 3.4 to and including Schedule 3.27 hereto, inclusive(the "Seller Disclosure Schedules"), as follows:

      3.1 Organization and Good Standing. Seller is a corporation validly existing and in good standing under the laws of its state of incorporation with the corporate power to own all of its properties and assets and to carry on its business as it is currently being conducted. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect on the Auction Businesses or on Seller's ability to consummate the transactions contemplated hereby.

      3.2 Authorization. Seller has the requisite corporate power to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. Seller's board of directors has duly authorized Seller to execute and deliver this Agreement and perform its obligations under this Agreement and the Transaction Documents to which it is party, and no other corporate proceedings of Seller are necessary with respect thereto. Assuming that Buyer has been duly authorized, as warranted in Article 4, to execute and deliver and perform this Agreement and the other Transaction Documents to which it is party, this Agreement constitutes, and each of the other Transaction Documents to which Seller is a party will constitute when executed and delivered by Seller, the valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights, or (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such Agreements are sought to be enforced in a proceeding at law or in equity).

      3.3 No Violations. Seller's execution and delivery of this Agreement and performance of its obligations under this Agreement do not (i) violate any provision of Seller's certificate of incorporation or by-laws as currently in effect, (ii) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of Seller's properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Seller is a party or by which any of Seller's properties or assets are bound, or (iii) violate any Law or Order currently in effect to which Seller is subject, except, in the case of clauses
(ii) and (iii) above, for any such consequence which would not have a Material Adverse Effect on the Auction Businesses or on Seller's ability to consummate the transactions contemplated hereby.

      3.4 Consents. Except as set forth in Schedule 3.4, Seller is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which Seller is a party, in connection with execution and delivery of this Agreement or the Transaction Documents to which it is party and performance of its obligations hereunder or thereunder.

      3.5 Title; Absence of Liens. Except as set forth on Schedule 3.5, Seller has good and marketable title to all of the Acquired Assets, free and clear of any Liens, and upon consummation of the transactions contemplated by this Agreement, Buyer will have good and marketable title to the Acquired Assets free and clear of any Liens (other than those, if any, set forth in Schedule 3.5). Without limiting the foregoing, Seller owns free and clear of any Liens and has the right to use and knows of no other person having any right or claim in or to use the names "Bowers & Merena", "Auctions by Bowers & Merena", "Bowers & Merena Galleries", "Bowers & Merena Research, Inc.", "Kingswood Coin Auctions" or "Superior Sports Auctions."

      3.6 Financial Statements. Seller has delivered to Buyer true, complete and correct copies of financial statements of the Divisions operating the Auction Businesses consisting of unaudited statements of operations for each of the fiscal years in the two-year period ended June 30, 2003 and for the unaudited interim six month period ended December 31, 2003 (collectively, the "Divisional Pre-Closing Financial Statements"). Except as disclosed in Schedule 3.6 or in the footnotes to the Divisional Pre-Closing Financial Statements, such Pre-Closing Financial Statements were prepared in accordance with GAAP on an accrual basis and fairly present, in all material respects, the results of operations and financial condition of the Divisions during the respective periods covered by the Pre-Closing Financial Statements.

      3.7 Absence of Certain Changes. Except as may be set forth to the contrary on Schedule 3.7 hereto, since December 31, 2003, Seller has not done the following:

(1) suffered any change in the operations or financial condition of the Auction Businesses, considered as a whole, except changes that, in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Auction Businesses;

(2) except in the ordinary course of business, sold, transferred or otherwise disposed of any material tangible or intangible assets of the Auction Businesses;

(3)   created or permitted to exist any Lien on any Acquired Assets;

(4) failed to promptly pay and discharge, prior to default, any of the material liabilities of the Auction Businesses except those disputed in good faith by appropriate proceedings;

(5) instituted, been served with or settled any material Legal Proceeding relating to the Auction Businesses;

(6) terminated or amended any of the material Assumed Contracts, or any Permit or other instrument necessary for the conduct of any of the Auction Businesses after the Closing or suffered any loss or termination, or have been threatened with the loss or termination, of any existing material business arrangement, the termination or loss of which, in the aggregate, is reasonably expected to have a Material Adverse Effect on the Auction Businesses; or

(7) otherwise operated the Auction Businesses in a manner outside the ordinary course, consistent with past practice.

      3.8 Auction Advances. The Auction Advances which Buyer purchases as provided in Section 2.8(7) above (the "Assigned Advances") are free and clear of any Liens and are fully collectible in the ordinary course of business in accordance with their terms, either from the proceeds of the sales of the consigned Collectibles which secure such Assigned Advances or from the Persons to whom such Assigned Advances were made. In the event that this collectibility representation is breached as to any Assigned Advance, Buyer's sole remedy shall be to reassign such Advance to Seller, together with the consigned Collectible(s) securing the payment thereof, free of any Liens, in return for which Seller shall pay to Buyer the amount paid by Buyer to Seller for such Assigned Advance. Notwithstanding the foregoing, upon the sale by Buyer of any one or more of the consigned Collectible(s) that secures any Assigned Advance, thereafter Buyer shall have no recourse against Seller therefor, whether pursuant to Article 6 hereof, or otherwise, if Buyer fails or is unable to collect the full amounts due in respect of such Assigned Advance.

      3.9 Litigation. Except as set forth on Schedule 3.9, no Legal Proceeding is pending or, to Seller's knowledge threatened, against Seller that relates to any of the Auction Businesses or any of the Acquired Assets, and to Seller's knowledge there is no basis for any such Legal Proceeding. The Auction Businesses are not subject to any Order. To Seller's Knowledge, no one has filed a complaint regarding Seller's conduct or business practices relating to the Auction Businesses with any Better Auction Business Bureau.

      3.10 Permits. All Permits required for the ownership and operation of the Auction Businesses as presently being operated by Seller and the Acquired Assets are listed on Schedule 3.10. Within the past three years no notice of a material violation of any such Permit has been received by Seller or, Seller's knowledge, recorded or published, and no Legal Proceeding is pending or, to Seller's knowledge, threatened to revoke or limit any such Permit.

      3.11 Auction Business Records. The Auction Business Records are accurate and complete in all material respects and, to Seller's knowledge, contain no material omissions of any kind.

      3.12 Compliance With Laws. To Seller's knowledge, in operating the Auction Businesses in the past three years Seller has complied with all Laws and Orders applicable to the Auction Businesses or the Acquired Assets, except where the failure to so comply has not had and is not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Auction Businesses. Within the past three years Seller has not received any written notice alleging noncompliance with any Laws or Orders applicable to the Auction Businesses or the Acquired Assets, including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, where such non-compliance has had or is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Auction Businesses and, to Seller's knowledge, no such notice has been recorded or published.

      3.13. [Intentionally left blank.]

      3.14 Taxes. Seller has filed all material tax returns required to be filed and has paid, or provided for the payment, of all taxes that have become due pursuant to those tax returns or any assessment relating to or arising out of the conduct of any of the Auction Businesses, other than those taxes or assessment being diligently contested in good faith by appropriate Legal Proceedings and against which adequate reserves are being maintained. There is no Legal Proceeding pending, or to Seller's knowledge threatened, with respect to taxes of Seller relating to or arising in connection with the conduct of any of the Auction Businesses other than normal or recurring-type audits.

      3.15 Environmental Matters. The operations of Seller's Auction Businesses are and have always been in compliance with all applicable Environmental Laws, except where any non-compliance has not had and is not reasonably expected to have a Material Adverse Effect on the Auction Businesses.

(1) None of the Auction Businesses nor any of their respective operations are subject to any Order or Contract respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any Environmental Claim, or (iv) the Release or threatened Release of any Hazardous Material.

(2) None of the operations of the Auction Businesses involves the generation, transportation, treatment, storage or disposal of Hazardous Material.

      3.16 Brokers. No broker, finder or investment advisor acted directly or indirectly as such for Seller in connection with this Agreement or the other Transaction Documents relating to the transactions contemplated hereby, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Seller.

      3.17  Labor and Employment Agreements; Employee Benefit Plans.

(1) Schedule 3.17 sets forth the name of each salaried employee of Seller who is employed primarily in the operations of any of the Auction Businesses, together with the positions they hold with Seller and the compensation that is payable to each such individuals as a result of their employment by Seller (including any collective bargaining or other labor, employment, deferred compensation, bonus or incentive agreement, plan or contract). Buyer shall not have any obligation to hire any such employees of Seller or, to the extent hired, to continue such employment, nor shall Buyer have or incur any liability or obligation whatsoever arising out of, any personnel policies or practices, either written or oral, promulgated or followed by Seller (except to the extent Buyer elects to continue such policies or practices). Except as set forth in Schedule 3.17 hereto, during the past six (6) months there has not been (i) any increase in salaries, wages or benefits of any such employees or the awarding or payment of any bonuses to any such employees, other than cost of living increases and annual salary increases on or about the anniversary dates of employment of such employees, in each case consistent with Seller's past practices, or (ii) the adoption of any new or amendment of any existing employee benefit plan in which such employees participate, or the execution of any new, or the renewal, extension, or amendment of any existing, employment or consulting agreements with any such employees that are not reflected on Schedule 3.17.

(2) Except to the extent set forth in Schedule 3.17, to the knowledge of Seller (i) each of the Auction Businesses is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for any such non-compliance that has not had and is not reasonably expected to have a Material Adverse Effect on the Auction Businesses; and (ii) there is no unfair labor practice complaint pending or, to the knowledge of Seller threatened, against Seller with respect to the operations of any of the Auction Businesses, nor, to the knowledge of Seller, is there any factual basis for any such complaint.

(3) Except to the extent set forth in Schedule 3.17 hereto, Seller does not have and, during the past five (5) years has not had any Employee Plans, including, without limitation, any funded Employee Plan in which any of the employees of the Auction Businesses are or have participated which are required to be qualified under Section 401 of the Code. For purposes of this Section 3.17, the term "Employee Plan" means all present (including those terminated or transferred within the past five (5) years) plans, programs, agreements, arrangements, and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Seller or to any other person who provides services to Seller, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Code. The term Employee Plan includes, by way of example and not as a limitation, pension, retirement, profit sharing, stock option, stock bonus, and nonqualified deferred compensation plans, and disability, medical, dental, worker's compensation, health insurance, life insurance, incentive plans, vacation benefits, and other fringe benefits and includes any Employee Plan that is a multiemployer plan as defined in Section 3(37) of ERISA. Any and all tax returns, reports, forms or other documents required to be filed by Seller under applicable federal, state or local law with respect to the Employee Plans set forth on Schedule 3.17 have been timely filed and are correct and complete in all material respects; and any and all amounts due by Seller to any governmental agency or entity with respect to such Employee Plans have been timely and fully paid.

(4) Except to the extent set forth in Schedule 3.17, all Employee Plans are now, and have always been, established, maintained and operated in accordance in all material respects with all applicable laws (including, but not limited to, ERISA and the Code) and all regulations and interpretations thereunder and in accordance with their plan documents. All communications with respect to each Employee Plan by any person (including, but not limited, to the members of any plan committee, all plan fiduciaries, plan administrators, Seller and its management, and Seller's employees) accurately reflect the documents and operations of each such Employee Plan. All contributions required to be made to or with respect to any Employee Plan by Seller have been completely and timely paid and all reports, forms and other documents required to be filed by Seller with any governmental entity with respect to any Employee Plan have been timely filed and are accurate. No amount is due or owing from Seller to any "multiemployer plan" (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom. There has been no event or condition, nor is any event or condition expected, that would present a risk of termination of any Employee Plan, or which would constitute a "reportable event" within the meaning of Section 404(3) of ERISA and the regulations and interpretations thereunder. There has been no merger, consolidation, or transfer of assets or liabilities (including, but not limited to, a split-up or split-off) with respect to any Employee Plan in which any of the employees of the Auction Businesses participate. There is and there has been no actual or, to the best knowledge of Seller, anticipated, threatened or expected litigation or arbitration concerning or involving any such Employee Plan. No complaints to or by any government entity have been filed or, to the best knowledge of Seller, have been threatened or are expected with respect to any such Employee Plan. No such Employee Plan or any other person has any liability to any plan participant, beneficiary or other person under any provision of ERISA, the Code or any other applicable law by reason of any action or failure to act in connection with any Employee Plan, other than plan distributions payable under the terms of such Plan. There has been no prohibited transaction as described in Section 406 of ERISA and Section 4975 of the Code with respect to any Employee Plan. No such Employee Plan provides medical benefits to one or more former employees (including retirees), other than benefits required to be provided under Section 4980B of the Code. There is no contract, agreement or benefit arrangement covering any employee of any of the Auction Businesses which individually or collectively would constitute an "excess parachute payment" under Section 280G of the Code.

(5) Except as otherwise set forth in Section 5.3 below, no employees of the Auction Businesses have or will by passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay or COBRA benefits attributable to services rendered prior to the Closing Date which are or may become the responsibility of Buyer.

      3.18 Assumed Contracts. Schedule 2.1(10) contains an accurate and complete list of the Assumed Contracts. The Assumed Contracts are the only contracts that are material to the operation of the Auction Businesses or the Acquired Assets. Accurate and complete copies of all of the Assumed Contracts, including all amendments thereto and written waivers thereunder, have been furnished by Seller to Buyer. Each of the Assumed Contracts, including without limitation the Bowers Agreement and the Karstedt Agreement, is a valid and binding obligation of Seller and, to the knowledge of Seller, is assignable to Buyer pursuant to this Agreement and enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights and general principles of equity relating to the availability of equitable remedies (regardless of whether such Agreements are sought to be enforced in a proceeding at law or in equity). Except as otherwise set forth in
Schedule 2.1(10) hereto, there have not been any defaults by Seller or, to the knowledge of Seller, defaults or any claims of default or claims of nonenforceability by the other party or parties under or with respect or any of the Assumed Contracts which, individually or in the aggregate, would have a Material Adverse Effect on the Auction Businesses or the Acquired Assets and, to Seller's knowledge there are no facts or conditions that have occurred or that are anticipated to occur with respect to or under any of the Assumed Contracts which, with the passage of time or the giving of notice, or both, would (i) constitute a default by Seller or by the other party or parties under any of the Assumed Contracts or (ii) cause the creation or imposition of any Lien upon any of the Acquired Assets or (iii) otherwise have a Material Adverse Effect on the Auction Businesses.

      3.19 Return Policies and Guaranties. There is contained in Schedule 3.19 a description of (i) the return policies with respect to Collectible Coins and Collectible Sports Memorabilia sold by the Auction Businesses (the "Return Policies") and (ii) any guaranties or warranties, written or oral, that any of the Auction Businesses has given or issued with respect to the authenticity, condition or any other features of the Collectible Coins or Collectible Sports Memorabilia it has sold and in the case of any such written guaranties accurate and complete copies thereof have been furnished to Buyer. None of the Auction Businesses has extended or granted any return rights or given or made any guaranties or warranties with respect to any Collectible Coins or Collectible Sports Memorabilia, except for those set forth in Schedule 3.19. None of the Auction Business Customers has claimed to Seller that any of the Collectible Coins or Collectible Sports Memorabilia sold by Seller to such Customers are not authentic or are not in the condition represented to them either by such Auction Businesses or their consignors. Except as otherwise set forth in Schedule 3.19, Seller knows of no Collectible Coins or Collectible Sports Memorabilia which have been sold by the Auction Businesses that might reasonably be expected to be returned by any of the Auction Business Customers, except for returns that would not, either individually or in the aggregate, be material to the Auction Businesses or require, in accordance with GAAP, the establishment of a reserve on the books of Seller. Except as otherwise set forth in Schedule 3.19, Seller has no knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against the Auction Businesses, whether or not fully covered by insurance, for liability relating to the authenticity or condition of or any representations made with respect to any Collectible Coins or Collectible Sports Memorabilia sold by the Auction Businesses or on account of Seller's Return Policies or guaranties or warranties which would have, individually or in the aggregate, a Material Adverse Effect on the Auction Businesses.

      3.20  Inventories and Consignments.

(1) Inventory. All the Collectibles Inventory that is sold by Seller to Buyer pursuant to Section 2.8(6), is of a quality and quantity saleable in the ordinary course of business, except for obsolete items or damaged items, all of which have been written off or written down to net realizable value.

(2) Consigned Coins and Sports Memorabilia. Attached as Schedule 3.20(2) is a complete and accurate listing of (i) all of the Persons who have consigned Collectible Coins or Collectible Sports Memorabilia to any of the Auction Businesses for sale at any of the auctions to be conducted by the Auction Businesses after the Closing Date (the "Consigned Collectibles") under Consignment Agreements that are being assumed by Buyer (the Assumed Consignment Agreements"), (ii) whether the Consigned Collectibles of each such consignor consist of Collectible Coins or Collectible Sports Memorabilia, (iii) the estimated dollar value of the Consigned Collectibles of each such consignor, and (iv) the locations where such Consigned Collectibles are located, whether at the offices of Seller or the Auction Businesses or at a safe deposit or vault facility, and the identities of the officers or employees of Seller, or any other Person, who has the right to have or obtain physical possession of any of the Consigned Collectibles. Seller has provided Buyer with true and correct copies of all of the Assumed Consignment Agreements.

      3.21 Employee Contributions. Seller warrants that there are no contributions, interest or penalties are due to the California Employment Development Department or any corresponding employment department of the states of Michigan or Louisiana from Seller with respect to any of the employees of the Auction Businesses that have not been paid or otherwise provided for, other than contributions that are not yet payable.

      3.22  [Intentionally Omitted]

      3.23 Sales and Use Tax. Seller warrants that it has not failed to withhold and pay to the appropriate taxing authority, any sales and use taxes that it was required to withhold pursuant to California or other applicable states law in respect of any sales heretofore made by the Auction Businesses.

      3.24 Adequacy of Assets. Except for licenses for any off-the-shelf computer software used in connection with the operation of the Auction Businesses), the Acquired Assets, together with the Licensed Information, constitute in the aggregate all of the property reasonably necessary for the conduct of the Auction Businesses in the manner and to the extent to which Seller has historically conducting it.

      3.25 Customer and Consignor Lists. The Auction Business Customer List and the Auction Business Consignor List are accurate and complete in all material respects and, to Seller's knowledge, contain no material omissions of any kind.

      3.26 Coin and Collectible Library. Except in the Ordinary Course of Business and except as otherwise set forth in the Bowers Agreement, Seller has not sold or transferred any part of the Coin and Collectible Library in the past six (6) months.

      3.27 Insurance. During at least the last three (3) years, Seller has maintained policies insuring Seller against (i) liability arising from the operations of the Auction Businesses, and (ii) fire, theft and vandalism covering personal property, including the Tangible Assets being acquired by Buyer from Seller hereunder and the Consigned Collectibles, in amounts deemed sufficient by Seller to cover the risks to which the Auction Businesses and such property are ordinarily subject. Each of those policies is in full force and effect and, to Seller's knowledge, is valid and enforceable in accordance with its terms. Seller is not in default under any such policy nor has Seller failed to give any notice or present any claim under any such policy in due and timely fashion, and to Seller's knowledge there exist no grounds for the insurer's canceling or avoiding any of those policies, or for reducing the coverage provided by those policies. Seller agrees to maintain such insurance that it currently maintains for the premises leased by BaM and Superior in Mandeville, Louisiana and Traverse City, Michigan, respectively, for the period of time following the Closing specified in the Transitional Services Agreement.

      3.28 Disclosure. No representation of Seller contained in this Article 3 made by Seller, as modified by the disclosures contained in the Seller Disclosure Schedules, contains any misstatement of a material fact or omits to state a material fact necessary to make such representations of Seller contained in this Section, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 4
                              BUYER REPRESENTATIONS

      Buyer hereby represent to Seller as follows:

      4.1 Organization and Good Standing. Buyer is a corporation validly existing and in good standing under the laws of its jurisdiction of organization with the power to own all of its properties and assets and to carry on its business as it is currently being conducted. Buyer is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect on Buyer.

      4.2 Authorization. Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. Buyer's board of directors has duly authorized Buyer to execute and deliver this Agreement and perform its obligations under this Agreement and the other Transaction Documents to which it is party, and no other corporate proceedings of Buyer or its shareholder are necessary with respect thereto. Assuming that Seller has duly authorized execution and delivery of this Agreement and the other Transaction Documents to which it is party as warranted in Article 3, this

Agreement constitutes, and each of the other Transaction Documents to which Buyer is party will constitute when executed and delivered by Buyer, the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability is limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, or (ii) general principles of equity relating to the availability of equitable remedies, whether considered in a proceeding in equity or at law.

      4.3 No Violations. Execution and delivery by Buyer of this Agreement and the Transaction Documents to which Buyer is or will be a party and performance by Buyer of its obligations hereunder and thereunder do not and will not (i) violate any provision of Buyer's Articles of Incorporation or Bylaws as currently in effect, (ii) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of Buyer's properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which Buyer is a party or by which any of its properties or assets are bound, or (iii) violate any Law or Order (other than any "bulk sales" laws, if applicable hereto) currently in effect to which Buyer is subject, except, in the case of clauses (ii) and (iii) above, for any such consequence which would not have a Material Adverse Effect on Buyer or its ability to consummate the transactions contemplated by this Agreement or the Transaction Documents.

      4.4 Consents. Except as set forth in Schedule 4.4, Buyer is not required to obtain the Consent of any Person in connection with execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is party or the performance by Buyer of any of its obligations hereunder or thereunder.

      4.5 Brokers. No broker, finder or investment advisor acted directly or indirectly as such for Buyer in connection with this Agreement or any other Transaction Documents contemplated hereby, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Buyer.

                                    ARTICLE 5
                                    EMPLOYEES

      5.1 Employees. With the consent of Seller heretofore given, Buyer has offered employment to certain of Seller's employees. In addition, Seller hereby agrees that Buyer or its Affiliates, as they deem appropriate, shall be entitled at any time from the Closing Date to and including March 31, 2004 to offer employment to any or all of the employees of Seller named on Schedule 5.1, with the exception of any of Seller's Headquarters employees, as to whom Seller must offer employment by no later than March 4, 2004. Buyer shall advise Seller of those of such employees that Buyer or any of its Affiliates has or will be extending offers of employment and Seller further agrees to provide such assistance and cooperation to Buyer as it may reasonably request in connection with Buyer's efforts to hire any of such employees. Additionally, if Seller terminates the employment of any of the Headquarters employees on or prior to March 31, 2004, Seller shall notify Buyer thereof and Buyer shall be entitled, as it deems appropriate, to offer employment to such terminated Headquarters employees as well. With respect to any of Seller's employees hired by Buyer or any of its Affiliates, Seller agrees not to enforce after the Closing any proprietary information or confidentiality agreement which any employees listed on Schedule 5.1 have entered into for the benefit of Seller, other than to prevent any such employee from using or disclosing any of the (i) Seller Retained Information, (ii) the Licensed Information or (iii) Proprietary Software for or to any Person other than Buyer or any of its Affiliates. Seller's Affiliates shall not solicit, offer employment to rehire or attempt to retain any of the employees listed on Schedule 5.1 (other than the Headquarters employees), except for (i) those of such employees which Buyer has elected not to offer employment and (ii) those employees who Buyer offers, but who elect not to accept, employment with Buyer, provided that any offer of employment by Seller to any such employees shall be at the sole discretion of Seller and at an annual rate of compensation no greater than the rate currently being paid such employees as shown on Schedule 3.17, and provided that the non-solicitation covenant of Seller contained in this sentence shall terminate 36 months after the Closing Date. It is agreed, however, that the publication of general advertisements by Seller for employees, not specifically directed at the employees hired by Buyer pursuant to this Section 5.1, shall not constitute a breach of this non-solicitation covenant.

      5.2 Terms of Subsequent Employment. Nothing in this Agreement will be construed to require Buyer to hire any of the employees listed on Schedule 5.1; or limit or restrict Buyer from changing the terms of employment of, or terminating, any Person hired by Buyer.

                                    ARTICLE 6
                                 INDEMNIFICATION

      6.1   Survival Period

(1) The representations and warranties of each party hereto contained in this Agreement (as modified by such party's Disclosure Schedules), will survive for a period of eighteen (18) months from the Closing Date or as extended pursuant to subparagraphs 6.1(a) or 6.1(b) below (which shall be referred to as the "Survival Period" that shall be applicable thereto), at the end of which Survival Period they shall cease to have any force and effect, except as follow:

      (a) the Survival Period applicable with respect to any representation or warranty of Seller contained in Section 3.15 (Environmental);
            Section 3.2 (Authorization), Section 3.5 (Title, Absence of Liens), Section 3.14 (Taxes), Section 3.23 (Sales and Use Tax) shall be equal to the statutory limitations period applicable thereto under California law, regardless of any investigation, verification, knowledge or approval by the Buyer, or by anyone on its behalf.

      (b) the Survival Period applicable with respect to any representation or warranty of Buyer contained in Section 4.2 (Authorization), shall be equal to the statutory limitations period applicable thereto under California law.

(2) The Survival Period for each covenant, obligation or agreement of each party hereto contained in this Agreement shall continue until such covenant has been fully performed, or waived in writing by the other party, whichever first occurs. 6.2 Indemnification of Buyer. Subject to the terms, conditions and limitations set forth hereinafter in this
      Article 6, Seller hereby indemnifies the Buyer against Indemnifiable Losses arising out of breach or nonfulfillment by Seller of any of its covenants, obligations or agreements under this Agreement or any inaccuracy in any representation or breach of any warranty by Seller in this Agreement.

      6.3 Indemnification of Seller. Subject to the terms, conditions and limitations set forth hereinafter in this Article 6, Buyer shall indemnify the Seller against Indemnifiable Losses arising out of breach or nonfulfillment by Buyer of any of its covenants, obligations or agreements under this Agreement or any inaccuracy in any representation or breach of any warranty by Buyer in this Agreement

      6.4   Procedures for Third Party Claim.

(1) In order to be entitled to indemnification under this Article 6 in connection with a claim made by any Person against any Person entitled to indemnification pursuant to this Article 6 (an "Indemnified Party"), any such claim (hereinafter, a "Third Party Claim"), that Indemnified Party must do the following:

            (a) notify the Person or Persons obligated to indemnify it (the "Indemnifying Party") in writing, and in reasonable detail, of that Third Party Claim promptly but in any event within ten (10) days after receipt of notice of that Third Party Claim, except that any failure to give any such notification will only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure; and

            (b) deliver to the Indemnifying Party promptly but in any event within (10) day after the Indemnified Party receives them a copy of all notices and documents (including court papers) delivered to or otherwise obtained by that Indemnified Party relating to that Third Party Claim.

(2) In the event of a Third Party Claim against one or more Indemnified Parties, the Indemnifying Party will be entitled to participate in the defense of that Third Party Claim and, if the Indemnifying Party so chooses, to assume at its expense the defense of that Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld or delayed). If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense of that Third Party Claim, except that if, under applicable standards of professional conduct, there exists a conflict on any significant issue between the Indemnified

      Party and the Indemnifying Party in connection with that Third Party Claim, the Indemnifying Party shall pay the reasonable fees and expenses of one additional counsel, for all of the Indemnified Parties, to act with respect to that issue to the extent necessary to resolve that conflict. If the Indemnifying Party assumes defense of any Third Party Claim, the Indemnified Party will be entitled to participate in the defense of that Third Party Claim and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will be entitled to control that defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party did not assume the defense of any Third Party Claim (other than during any period in which the Indemnified Party failed to give notice of the Third Party Claim as provided above and a reasonable period after such notice). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties shall cooperate in the defense or prosecution of that Third Party Claim, including by retaining and providing to the Indemnifying Party records and information reasonably relevant to that Third Party Claim, and making employees available on a reasonably convenient basis. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of that Third Party Claim that the Indemnifying Party recommends and that by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with that Third Party Claim, except that the Indemnifying Party may not without the Indemnified Party's prior written consent agree to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term that each claimant or plaintiff give to the Indemnified Party a release from all liability with respect to that Third Party Claim. Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, that Third Party Claim without the Indemnifying Party's prior written consent.

      6.5 Procedures for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this agreement in respect of a claim that does not involve a Third Party Claim (a "Claim"), that Indemnified Party must within 30 business days of its being notified of that Claim notify the Indemnifying Party, in writing, of that Claim, and describe in reasonable detail the basis for that Claim, except that any failure to give any such notification will only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure; provided, however, that in no event shall an Indemnified Party be entitled to assert any claim for indemnification, including any Third Party Claim, after the expiration of the Survival Period that is applicable to that Claim. (By way of example, if Buyer were to assert a claim for indemnification relating to an alleged inaccuracy in or omission from Section 3.27, more than eighteen (18) months after the date of this Agreement, Seller would have no indemnification obligation with respect to such claim, either under this Article 6 or otherwise). If the Indemnifying Party does not dispute that the Indemnified Party is entitled to indemnification with respect to that Claim asserted in the manner set forth above in this Section 6.5 prior to the expiration of the Survival Period that is applicable to such Claim, by notice to the Indemnified Party prior to the expiration of a 30-business day period following receipt by the Indemnifying Party of notice from the Indemnified Party of that Claim, that Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of that liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date as the amount of the Claim (or any portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to the Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of the Claim and, if the Claim is not resolved through negotiations, the Indemnified Party may pursue such remedies as may be available to enforce their rights to indemnification under this agreement.

      6.6 Limitations on an Indemnifying Party's Indemnity Obligations. Notwithstanding anything to the contrary that may be contained elsewhere in this
Agreement:

(1) Seller shall have no obligation to indemnify the Buyer who is otherwise be entitled to indemnification under this Article 6, nor shall Seller have any liability for any Indemnifiable Losses incurred or suffered by the Buyer, unless and until the Buyer has incurred or suffered, in the aggregate, Indemnifiable Losses in respect of Claims (including Third Party Claims) asserted within the Survival Period applicable thereto and for which the Buyer is entitled to indemnification hereunder, totaling more than Fifty Thousand Dollars ($50,000.00) (the "Threshold"). In the event such Threshold is exceeded, then, Seller shall be liable to indemnify Buyer for all Indemnifiable Losses incurred by them for which Claims have been asserted prior to the expiration of the Survival Period applicable thereto, not only for Identifiable Losses in excess of the Threshold, but also for the first $50,000.00 of Identifiable Losses, subject to the Seller Indemnification Ceiling provided for hereinafter. The maximum aggregate liability of Seller to the Buyer under this Article 6 or otherwise with respect to or arising from all such Claims (including Third Party Claims) asserted by the Buyer within their respective applicable Survival Periods , shall not exceed Fifty Percent (50%) of the Purchase Price specified in
      Section 2.4 of this Agreement that has been paid to Seller (the "Seller Indemnification Ceiling"), provided, however, that neither the Threshold nor the Seller Indemnification Ceiling shall apply to any liabilities that Buyer may incur for or in respect of any of the Seller Retained Liabilities (as defined in Section 2.3(1) above).

(2) Buyer shall have no obligation to indemnify any of the Seller that would otherwise be entitled to indemnification under this Article 6, nor shall Buyer have any liability for any Indemnifiable Losses incurred or suffered by the Seller, unless and until Seller has incurred or suffered, in the aggregate, Indemnifiable Losses in respect of Claims (including Third Party Claims) asserted within the Survival Period applicable thereto and for which Seller is entitled to indemnification hereunder, totaling more than Fifty Thousand Dollars ($50,000.00) (the "Threshold"). In the event such Threshold is exceeded, then, Buyer shall be liable to indemnify Seller for all Indemnifiable Losses incurred by them for which Claims have been asserted prior to the expiration of the Survival Period applicable thereto, not only for Identifiable Losses in excess of the Threshold, but also for the first $50,000.00 of Identifiable Losses, subject to the Buyer Indemnification Ceiling provided for hereinafter. The maximum aggregate liability of Buyer to the Seller under this Article 6 or otherwise with respect to or arising from any and all Claims (including Third Party Claims) asserted by any of the Seller within their respective applicable Survival Periods, shall not exceed the sum of Fifty Percent (50%) of the Purchase Price specified in Section 2.4 of this Agreement that has been paid to Seller (the "Buyer Indemnification Ceiling"), provided, however, that neither the Threshold nor the Buyer Indemnification Ceiling shall apply to (i) the obligations of Buyer to Seller to pay the Purchase Price to Seller specified in Section 2.4, when due, or any Earnout Payments or Contingent Consideration if, as and when the same become due to Seller, each of which shall be required to be paid in full by Buyer when they become due, or (ii) any Indemnifiable Liabilities that any of the Seller may incur for or in respect of any of the Buyer Assumed Obligations (as defined in Section 2.3(2) above) or any obligations or liabilities arising out of the conduct or operation of any of the Auction Businesses from or at any time after the Closing.

      6.7 Set off If an Indemnifying Party becomes obligated under this Article 6 to pay any or all of the amount of any Indemnification Claim asserted against the Indemnifying Party by the Indemnified Party, (i) because the Indemnifying Party has failed to dispute its liability for such Indemnification Claim within the 30-business day dispute period set forth in Section 6.5, or (ii) pursuant to a settlement of a disputed Indemnification Claim by the Indemnifying Party and the Indemnified Party which obligates the Indemnifying Party to pay any such amount to the Indemnified Party, or (iii) pursuant to a judgment (that has become nonappealable) issued by a court of competent jurisdiction that requires the Indemnifying Party to pay any such amount to the Indemnified Party, and the Indemnified Party fails to pay such amount determined to be due by it to the Indemnified Party as aforesaid (the "Indemnification Payment") within ten (10) days thereafter, then, subject to the limitations set forth in Section 6.6 hereof, during the continuance of such failure the Indemnified Party shall be entitled to set off any or all of the unpaid portion of the Indemnification Payment against any obligations owed by the Indemnified Party to the Indemnifying Party, including in any case where the Indemnifying Party is the Seller, against the Buyer's payment obligations under any of the Promissory Notes then outstanding and unpaid, whether or not the amounts owed under any such Promissory Notes have otherwise become due and payable. This right of set-off shall be in addition to and not in substitution of any other rights that any Indemnified Party shall have against an Indemnifying Party under this
Article 6 in respect of a failure to pay, when due, any Indemnifications Payment that such Indemnifying Party has become obligated to pay to the Indemnified Party hereunder.

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

      7.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction, or waiver in writing by Buyer, at or prior to Closing, of the following conditions:

(1) the Seller shall have duly performed and complied in all material respects with all terms, agreements and conditions that (i) are required by this Agreement to be performed or complied with by Seller prior to or at the Closing, including delivering the reports described in Section 2.8(16) and
      (ii) except for delivering the reports
      described in Section 2.8(16), if not so performed or complied with by Seller, would have (either individually or in the aggregate) a Material Adverse Effect on the Auction Businesses or would prevent Seller from consummating the transactions contemplated hereby.

(2) all of the representations and warranties of the Seller that are contained in this Agreement, as the same may have been modified by or in the Seller Disclosure Schedules, shall be true and correct as of the date when made, and also as of the Closing Date with the same force and effect as though such representations and warranties were made again at and as of the Closing Date provided, however, that a failure of this condition shall be deemed to have occurred only if the failure of any of the Seller's representations or warranties to be true and correct in all respects (and therefore disregarding any materiality qualifiers that may be contained in any such representations and warranties), at the Closing Date, would (individually or in the aggregate) have a Material Adverse Effect on the Auction Businesses or on Seller's ability to consummate the transactions contemplated hereby.

(3) During the period from December 31, 2003, to and including the Closing, no event or circumstance shall have occurred with respect to any of the Auction Businesses that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Auction Businesses (other than any event or circumstance disclosed in or contemplated by any of the Seller Disclosure Schedules);

(4) no suit, action, investigation, inquiry or administrative or other proceeding by any governmental body or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and there shall be no pending or threatened litigation, or asserted claims or assessments which could reasonably be expected to have a Material Adverse Effect on the Auction Businesses; and

(5) all Consents from third parties, governmental and other, required to be obtained by Seller to permit it to consummate the transactions contemplated hereby shall have been obtained, without the imposition of any burdensome conditions on Buyer or the Auction Businesses, and shall not have been revoked or withdrawn, provided, however, that a failure of this condition shall be deemed to have occurred only if the failure to have obtained any such Consent or Consents, or the revocation or withdrawal thereof, would have a Material Adverse Effect on the Auction Businesses or would prevent Seller from consummating the transactions contemplated hereby.

      7.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction, or waiver in writing by Seller, at or prior to Closing, of the following conditions:

(1) the Buyer shall have duly performed and complied in all material respects with all terms, agreements and conditions that (i) are required by this Agreement to be performed or complied with by Buyer prior to or at the Closing and (ii) if not so performed or complied with by Buyer, would have (either individually or in the aggregate) a Material Adverse Effect on Buyer or would prevent Buyer from consummating the transactions contemplated hereby;

(2) no suit, action, investigation, inquiry or administrative or other proceeding by any governmental body or other person or entity shall have been instituted or threatened which questions the validity or legality or which seeks to prevent consummation of the transactions contemplated hereby;

(3) all of the representations and warranties of the Buyer contained in this Agreement, as the same may have been modified by or in any of the Buyer Disclosure Schedules, shall be true and correct as of the date when made, and also as of the Closing Date with the same force and effect as though such representations and warranties were made again at and as of the Closing Date, provided, however, that a failure of this condition shall be deemed to have occurred only if the failure of any of the Buyer's representations or warranties to be true and correct in all respects (and therefore disregarding any materiality qualifiers that may be contained in any such representations and warranties), at the Closing Date, would (individually or in the aggregate) have a Material Adverse Effect on Buyer or the ability of Buyer to consummate the transactions contemplated hereby; and

(4) all Consents from third parties, governmental and other, required to be obtained by Buyer to permit it to consummate the transactions contemplated hereby shall have been obtained, without the imposition of any burdensome conditions on Seller, and shall not have been revoked or withdrawn, provided, however, that a failure of this condition shall be deemed to have occurred only if the failure to obtain any such Consent or Consents, or the revocation or withdrawal thereof, would have a Material Adverse Effect on Buyer or would prevent Buyer from consummating the transactions contemplated hereby.

      7.3 Each Party shall use its reasonable best efforts to cause to be satisfied as soon as possible the conditions precedent which it is required to perform or satisfy, as provided in Section 7.1 or 7.2.

                                    ARTICLE 8
                                     CLOSING

      8.1 Place and date. The closing of the sale and purchase contemplated hereunder (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, on the third (3rd) business day following the satisfaction or waiver of the conditions precedent set forth in Sections 7.1 and 7.2, but in no event after March 31, 2004, or at such other time or place as may be agreed to by the Buyer and Seller (the "Closing Date").

      8.2   Deliveries.

(1)   At Closing, Seller shall deliver to Buyer:

      (i) all Transaction Documents to which Seller is a party, duly executed by Seller;

      (ii) all documents, instruments and authorizations reasonably necessary to transfer possession and control to Buyer of any Consigned Coins, Consigned Sports Memorabilia, books or records, or other Acquired Assets wherever they are stored;

      (iii) possession or control of all the Tangible Personal Property that Buyer has elected to purchase, except for certain of the items of Tangible Personal Property listed in Schedule 2.1(11) hereto for which the delivery dates will be subsequent to the Closing Date as set forth in that Schedule;

      (iv) The Auction Business Customer List, Consignor List and Vendor List and the Auction Business Confidential Information and the Auction Business Records;

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

      (v) A Delaware Secretary of State good standing certificate, dated as of a recent date, for Seller and a California Secretary of State good standing certificate and a California Franchise Tax Board Status Certificate, for Seller, each dated as of a recent date;

      (vi) A certificate signed by the Secretary of Seller, and dated as of the Closing Date, as to the incumbency of each officer of Seller that has executed this Agreement or any of the Transaction Documents to which Seller is a party, on behalf or in the name of Seller, and certifying the effectiveness, accuracy and completeness of the copies, attached to such certificate, of resolutions duly adopted by the Board of Directors of Seller approving and authorizing Seller's execution and delivery of this Agreement and the Transaction Documents to be executed and delivered by Seller and the performance by Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby;

      (vii) If the Net Amount of the CPP Accounts is a negative number, payment thereof by Seller to Buyer, by cashiers check, wire transfer of funds or by such other method of payment as the parties may agree; and

      (viii) Such other documents and instruments, including but not limited to additional documents of transfer or assignment with respect to the Acquired Assets, as Buyer or its counsel may reasonably request in furtherance of the consummation of the transactions contemplated by this Agreement.

(2)   At Closing, Buyer shall deliver to Seller:

      (i) The Initial Payment, by wire transfer of funds to the account designated by Seller;

      (ii) The Promissory Notes, executed by a duly authorized officer of Buyer;

      (iii) The GMAI Guaranty Agreement executed by a duly authorized officer of GMAI;

      (iv) The payments if then due for the Assigned Auction Advances and the CCP Accounts acquired by Buyer from Seller as provided in Section 2.8(7) hereof, in each case payable by bank cashiers check, wire transfer of funds or by such other method of payment as the parties may agree;

      (v) All of the Transaction Documents to which Buyer is a party, executed by a duly authorized officer of Buyer;

      (vi) A California Secretary of State good standing certificate and a California Franchise Tax Board Status Certificate, each dated as of a recent date, for Buyer and a Delaware Secretary of State good standing certificate, dated as of a recent date, for GMAI;

      (vii) A certificate signed by the Secretary or any Assistant Secretary of Buyer, and dated as of the Closing Date, as to the incumbency of each officer of Buyer that has executed this Agreement or any of the Transaction Documents to which Buyer is a party, on behalf or in the name of the Buyer, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Board of Directors of Buyer, approving and authorizing the execution and delivery of this Agreement and the Transaction Documents being executed and delivered pursuant hereto by the Buyer and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby;

      (viii) A certificate signed by the Secretary or any Assistant Secretary of GMAI, and dated as of the Closing Date, as to the incumbency of each officer of GMAI that has executed the Guaranty Agreement, on behalf or in the name of the GMAI, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by the Board of Directors of GMAI, approving and authorizing the execution and delivery of the Guaranty Agreement and the performance by GMAI of its obligations thereunder; and

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

      (ix) Such other documents and instruments as Seller or Seller's counsel may reasonably request in furtherance of the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

      9.1 Governing Law. This Agreement is governed by, construed in accordance with and enforced under the laws of the State of California without giving effect to principles of conflict of laws.

      9.2 Entirety of Agreement. This Agreement, together with the Schedules hereto and the other Transaction Documents, constitute the entire agreement of the parties concerning the subject matter hereof and thereof and supersede all prior agreements (whether written or oral), if any, between the parties with respect thereto.

      9.3   Further Assurances.

(1) Seller shall execute and deliver such additional documents and instruments and perform such additional acts as Buyer may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the other Transaction Documents to which Seller is a party and the transactions contemplated thereby, to effectively assign and deliver the Acquired Assets to Buyer and to effectuate the intent of this Agreement.

(2) Buyer shall execute and deliver such additional documents and instruments, and perform such additional acts as Seller may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the other Transaction Documents to which Buyer is a party and the transactions contemplated by this Agreement, and to effectuate the intent and purposes of this Agreement.

      9.4 Jurisdiction; Service of Process. Any action or proceeding seeking to determine the respective rights or obligations of the parties under this Agreement or any of the Transaction Documents, to enforce any provision of, or based on any right arising out of this Agreement or any of the Transaction Documents, or relating to any actual or alleged breach of this Agreement or any such Transaction Documents, shall be brought solely and exclusively in the courts of the State of California, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section
9.6. Nothing in this Section 9.4, however, affects the right of any party to serve legal process in any other manner permitted by law.

      9.5 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES SUCH PARTY'S RIGHTS TO A TRIAL BY JURY WITH RESPECT IN ANY LEGAL PROCEEDING THAT MAY BE BROUGHT AS A RESULT OF ANY CLAIM, CONTROVERSY OR DISPUTE BETWEEN THE PARTIES RELATING TO OR ARISING OUT OF THIS AGREEMENT AND EACH PARTY EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH PROCEEDING SHALL BE THE JUDGE.

      9.6   Notices.

(1) Every notice or other communication required or contemplated by this Agreement or which any party desires to give with respect to this Agreement must be in writing and sent by one of the following methods:

      (i) personal delivery, in which case the giving and receipt of such notice or other communication will be deemed to occur the day of delivery or, if the intended recipient refuses delivery thereof, on the date that such personal delivery is attempted at the last known mailing address of the recipient (as set forth below or given hereafter as provided for herein);

      (ii) certified or registered mail, postage prepaid, return receipt requested, in which case the giving and receipt of such notice or other communication will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient, or, if the intended recipient refuses delivery thereof, on the date that the U.S. Postal Service attempted to make such delivery; or

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

      (iii) by next-day delivery to a U.S. address by recognized overnight delivery service (such as Federal Express), in which case the giving and receipt of such notice or other communication will be deemed to occur on the business day next succeeding the date it is given to such overnight delivery, freight prepaid, for next day delivery, as evidenced by the bill of lading or other receipt issued by the delivery service.

(2) In each case, to be effective, a notice or other communication delivered or sent to a party must be directed to the address for that party set forth below, or to such other address designated hereafter by that party effective on 10 days prior written notice to the other party given by one of the methods set forth above in this Section 9.6:

            If to Buyer:     Spectrum Numismatics  International, Inc.
                             18022 Cowan, Suite 105
                             Irvine, California 92614
                             Attn:  Gregory N. Roberts, President

            with copy to:    Frye & Hsieh, LLP
                             24955 Pacific Coast Highway, Suite A201
                             Malibu, California 90265
                             Attn: Douglas J. Frye, Esq.

            If to Seller:    Collectors Universe, Inc.
                             1921 East Alton Avenue
                             Santa Ana, California 92705
                             Attn: Michael Haynes, CEO

            with copy to:    Stradling Yocca Carlson & Rauth
                             660 Newport Center Drive
                             Newport Beach, California 92660
                             Attn:  Ben A. Frydman, Esq.

      9.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement so held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      9.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      9.9. Waivers.

(1) At any time prior to the Closing, any party hereto may with respect to the other party hereto (a) extend the time for performance of any of the obligations or other acts of such other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions of such other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

(2) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      9.10 Counterparts. This Agreement may be executed in several counterparts, each of which executed counterparts, and any photocopies or facsimile copies thereof, shall constitute an original and all of which together shall constitute one and the same instrument.

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

      9.11 No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement and the Buyer Indemnitees and Seller Indemnitees, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement, such Indemnitees and their respective successors and assigns.

      9.12  Public Announcements.

(1) The parties shall cooperate with respect to any public statement regarding the transactions contemplated by this Agreement or any of the other Transaction Documents.

(2) Neither Buyer nor Seller may make any public statement regarding the transactions contemplated by this Agreement or any of the other Transaction Documents without the prior written consent of the other, which may not be unreasonably withheld or delayed; provided, however, that a party may make any such public statement without such consent, if that party (i) believes, based upon advice of counsel, that it is required by law to make that public statement, and (ii) provides the other party with prior written notice of that public statement.

      9.13 Survival. Any covenants of any party hereto that cannot be or is not fully performed by such party on or prior to the Closing Date, including without limitation, the payment obligations of Buyer set forth in Section 2.4 hereof and the various matters set forth in Section 2.8 (Certain Other Agreements), shall survive the Closing until fully and finally performed in accordance with this Agreement.

      9.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by either party without the prior written consent of the other, except that Buyer may assign this a Agreement without the consent of Seller to a wholly owned subsidiary.

      9.15 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or any of the other Transaction Documents as promptly as practicable including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement or any of the other Transaction Documents and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Body and (ii) the satisfaction of all conditions to Closing at the earliest practicable time. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Body or any other information supplied by that party to a Governmental Body in connection with this Agreement or any of the other Transaction Documents and the transactions contemplated hereby and thereby.

      9.16. Headings and Certain Rules of Interpretation. The Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context indicates otherwise, whenever used in this Agreement, (i) the term "including" shall mean "including but not limited to" or "including without limitation" and (ii) the terms "hereof," "herein," "hereto," "hereunder," "hereinafter," "hereinabove" and similar terms shall refer to this Agreement as a whole and not to the Section or Paragraph where such term appears. The recitals to this Agreement are an integral party of this Agreement. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing or applying the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party, due to any ambiguities that may be found to exist herein or for any other reason.

      9.17 Attorneys Fees. In any action or proceeding brought to enforce or interpret this Agreement, the prevailing party shall be entitled to be awarded its reasonable attorney's fees and costs in such action or proceeding. If the prevailing party recovers a judgment in any such action or proceeding, it shall also be entitled to recover its reasonable attorney's fees and cost in enforcing the judgment.

                           [signature page to follow]


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


      IN WITNESS WHEREOF, the undersigned are executing this Agreement on the date stated in the introductory clause.

                                 COLLECTORS UNIVERSE, INC.
                                 A Delaware Corporation


                                 By: /s/ MICHAEL HAYNES
                                    ------------------------------------
                                      Name:  Michael Haynes
                                      Title: CEO

                                 SPECTRUM NUMISMATICS INTERNATIONAL, INC.
                                 A California Corporation


                                 By: /s/ GREGORY N. ROBERTS
                                    ------------------------------------
                                      Name:  Gregory N. Roberts
                                      Title: President




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